Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH AN ASTERISK [*]
Execution Version

THIRD AMENDMENT TO EIGHTH AMENDED AND RESTATED
INVENTORY FINANCING AGREEMENT, OMNIBUS AMENDMENT TO COLLATERALIZED GUARANTEES, AND FIRST AMENDMENT TO CONSENT AGREEMENT

THIS THIRD AMENDMENT TO EIGHTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT, OMNIBUS AMENDMENT TO COLLATERALIZED GUARANTEES, AND FIRST AMENDMENT TO CONSENT AGREEMENT (this “Amendment”) dated as of November 17, 2025, is made to, and in connection with, that certain EIGHTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT dated as of November 14, 2023, among WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC (“CDF”) as Agent (in such capacity as agent, the “Agent”) for the several financial institutions that may from time to time become party thereto (collectively, “Lenders” and individually, each a “Lender”) and Dealers that may from time to time become party thereto (collectively, “Dealers” and individually, each a “Dealer”) (as amended, restated, amended and restated, supplemented or otherwise modified, the “IFA”). All capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the IFA.
Recitals

A.    On November 14, 2023, (i) One Water Marine Holdings, LLC, made that certain Ninth Amended and Restated Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Holdings Guaranty”) for the benefit of Agent, (ii) One Water Assets & Operations, LLC, made that certain Seventh Amended and Restated Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Parent Guaranty”) for the benefit of Agent, (iii) OneWater Marine Inc. made that certain Third Amended and Restated Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “PubCo Guaranty”), for the benefit of Agent, (iv) Ocean Bio-Chem Holdings, Inc., made that certain Amended and Restated Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “OBCH Guaranty”) for the benefit of Agent, (v) Ocean Bio-Chem Intermediate Holdings, Inc. made that certain Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “OBCIH Guaranty”) for the benefit of Agent, and (vi) Norfolk Marine Holdings, Inc., One Water Workforce Solutions, LLC, and One Water Brands Workforce Solutions, LLC, made that certain Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Norfolk Guaranty”; and the Norfolk Guaranty, together with the Holdings Guaranty, the Parent Guaranty, the PubCo Guaranty, the OBCH Guaranty, and the OBCIH Guaranty, each individually a “Collateralized Guaranty” and collectively, the “Collateralized Guarantees”; and each of the foregoing guarantors, collectively, the “Collateralized Guarantors”) for the benefit of Agent.

B.    On February 1, 2025, Dealers, certain affiliates of Dealers, and Agent entered into that certain
Consent Agreement (the “Consent Agreement”).

C.    [*]

D.    Certain Lenders under the IFA immediately prior to the effectiveness of this Amendment (the “Exiting Lenders”) have confirmed to Agent and the other Lenders that such Exiting Lenders have declined to consent to this Amendment and as a result, Dealers have agreed to pay the Exiting Lenders in full in connection with this Amendment rather than on the Termination Date (as defined in the IFA as amended hereby), and immediately prior to the execution of this Amendment, Exiting Lenders shall cease to be Lenders under the IFA.

E.    Agent, Lenders, Dealers, and Guarantors desire to amend the IFA, the Collateralized Guarantees, and the Consent Agreement as set forth herein, and Agent and Lenders are willing to (1) amend the terms of the IFA, the Collateralized Guarantees, and the Consent Agreement, and (2) consent to the [*], in each case as set forth in, and subject to the terms and conditions of, this Amendment.
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Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the IFA, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Consent to [*]. Upon the terms and conditions set forth herein, Agent and Lenders hereby consent to [*]

2.    Amendments to IFA.

a.Schedule 1 of the IFA is hereby deleted in its entirety and replaced with the Schedule 1 attached hereto.

b.Schedule 2 of the IFA is hereby deleted in its entirety and replaced with the Schedule 2 attached hereto.
c.The IFA is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A to this Amendment.

3.    Amendments to the Collateralized Guarantees.

a.    Section 4 in each of the Holdings Guaranty, the Parent Guaranty, the PubCo Guaranty, and the OBCH Guaranty is hereby deleted in its entirety and replaced with the following:

“4. To secure payment of all Liabilities, Guarantor hereby grants to Agent, as collateral agent for the Lenders, a security interest in the following personal property of Guarantor, whether such property or Guarantor’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located: all Accounts, Inventory, Equipment, other Goods (excluding Fixtures), General Intangibles (including without limitation, Payment Intangibles but excluding Intellectual Property (as defined in the New IFA), Vendor Contracts (as defined in the New IFA), and to the extent the same constitute General Intangibles, the equity interests issued by Holdings (as defined in the New IFA) and its Subsidiaries (as defined in the New IFA)), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property (other than the Capital Securities (as defined in the New IFA) issued by Guarantor or any of its Subsidiaries) and Documents and all Products and Proceeds of the foregoing (collectively, the “Collateral”); provided, however, that notwithstanding anything to the contrary in this definition or in any other Loan Document (as defined in the New IFA), the Collateral shall not include any of the following: (i) equipment subject to purchase money security interests and (ii) the Credit Facility Collateral (as defined in the New IFA). Without limiting the foregoing, the Collateral includes each Dealer’s right to all Vendor Credits. Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Collateral, and all computers, disks, tapes, media and other devices in which such records are stored. "Vendor Credits" means all of Guarantor's rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Guarantor from a manufacturer, distributor or other seller of inventory ("Vendor"). For purposes of this Section 4 only, capitalized terms used in this Section 4, which are not otherwise defined, shall have the meanings given to them in Article 9 of the New York Uniform Commercial Code.”

b.    Section 4 in each of the OBCIH Guaranty and the Norfolk Guaranty is hereby deleted in its entirety and replaced with the following:

“4. To secure payment of all Liabilities, Guarantor hereby grants to Agent, as collateral agent for the Lenders, a security interest in the following personal property of Guarantor, whether such property or Guarantor’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located: all Accounts, Inventory, Equipment, other Goods (excluding Fixtures), General Intangibles (including without limitation, Payment Intangibles but excluding Intellectual Property (as
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defined in the IFA), Vendor Contracts (as defined in the IFA), and to the extent the same constitute General Intangibles, the equity interests issued by Holdings (as defined in the IFA) and its Subsidiaries (as defined in the IFA)), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property (other than the Capital Securities (as defined in the IFA) issued by Guarantor or any of its Subsidiaries) and Documents and all Products and Proceeds of the foregoing (collectively, the “Collateral”); provided, however, that notwithstanding anything to the contrary in this definition or in any other Loan Document (as defined in the IFA), the Collateral shall not include any of the following: (i) equipment subject to purchase money security interests and (ii) the Credit Facility Collateral (as defined in the IFA). Without limiting the foregoing, the Collateral includes each Dealer’s right to all Vendor Credits. Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Collateral, and all computers, disks, tapes, media and other devices in which such records are stored. "Vendor Credits" means all of Guarantor's rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Guarantor from a manufacturer, distributor or other seller of inventory ("Vendor"). For purposes of this Section 4 only, capitalized terms used in this Section 4, which are not otherwise defined, shall have the meanings given to them in Article 9 of the New York Uniform Commercial Code.”

c.    Section 7(c) of the PubCo Guaranty is hereby deleted in its entirety and replaced with the following:

“(c) engage in any other material transaction not in the ordinary course of Guarantor's business other than (i) Permitted Acquisitions (as defined in the New IFA) and other transactions permitted by the New IFA and (ii) issuances by Guarantor of Capital Securities other than preferred stock or any preferred equity interest that (A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (B) is or may become redeemable or repurchaseable by Guarantor at the option of the holder thereof, in whole or in part, (C) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph or (D) provides for the scheduled payment of dividends in cash, on or prior to, in the case of clause (A), (B), (C) or (D), the date that is ninety (90) days after the Termination Date;”

4.    Amendment to the Consent Agreement.

a.    Effective as of August 1, 2025, Section 5(b) of the Consent Agreement is hereby deleted in its entirety and replaced with the following:

“b. Dealers shall cause the Consignment Agreement to be terminated no later than August 1, 2026, or such later date as Agent may agree to in writing in its sole discretion.”

5.    Ratification.

a.    Each Dealer and Collateralized Guarantor hereby ratifies and confirms the IFA, the Collateralized Guarantees, and Consent Agreement, as the case may be, as amended hereby, and each other Loan Document executed by such Dealer and Collateralized Guarantor, as the case may be, in all respects. All terms and provisions of the Loan Documents not specifically amended by this Amendment shall remain unchanged and in full force and effect.

b.    Each Guarantor hereby (1) ratifies and confirms each of such Guarantor’s guaranty, including, without limitation, that certain (i) the Holdings Guaranty, (ii) the Parent Guaranty, (iii) the PubCo Guaranty, (iv) the Fifth Amended and Restated Guaranty dated November 14, 2023, executed by Philip Austin Singleton, Jr. in favor of Agent for the benefit of Lenders, (v) the Fifth Amended and Restated Guaranty dated November 14, 2023, executed by Anthony Aisquith in favor of Agent for the benefit of Lenders, (vi) the OBCH Guaranty, (vii) the OBCIH Guaranty, (viii) the Norfolk Guaranty, and (ix) the Amended and Restated Guaranty dated November 14, 2023. executed by Ocean Bio-Chem, LLC, Star-Brite Distributing, LLC, Kinpak, LLC, Star Brite Distributing (Canada), LLC, Odorstar Technology, LLC, Starbrite Sta-Put, LLC, Star Brite Europe, LLC, All Oceans Closings, LLC, Denison Yachting LLC and Yachting Partners in favor of Agent for the benefit of Lenders (each such guaranty referred to in clauses (i) through (ix) above, a “Guaranty,” and collectively, the “Guaranties”), and
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each other Loan Document executed by such party in all respects, (2) agrees such Guaranty and each other Loan Document executed by such party shall remain in full force and effect, (3) agrees that all of Dealers’ obligations under the IFA and other Loan Documents are guaranteed by such Guaranty, and (4) represents and covenants to and with Agent that such Guarantor has no defense, claim, right of recoupment, or right of offset against Agent under such Guaranty.

6.    References. Each reference in the Loan Documents to the IFA shall be deemed to refer to the IFA as amended by this Amendment, and this Amendment shall constitute and be deemed to be a Loan Document (as defined in the IFA).

7.    Representations and Warranties. Each Dealer and Guarantor hereby represents and warrants to Agent that all representations and warranties of such Dealer and Guarantor in the IFA and the other Loan Documents are incorporated herein in full by this reference and are true and correct in all respects (if not otherwise qualified by materiality in the IFA) as of the date hereof, except to the extent such representations and warranties relate solely to an earlier date.

8.    Conditions Precedent to Effectiveness of Amendment. This Amendment shall not be effective unless and until each of the following conditions precedent has been satisfied or waived in the sole and absolute discretion of Agent:

a.    Agent shall have received a copy of this Amendment, duly executed by Dealers and Guarantors.

b.    Agent shall have received (i) the consent, in form and substance satisfactory to Agent, of the Credit Facility Agent to this Amendment, and (ii) an executed copy of the Amendment No. 7 to Amended and Restated Credit Agreement and the Amendment to Pledge and Security Agreement.

c.    Agent shall have received any and all fees and costs payable to Agent in connection with this Amendment, as required by each Loan Document.

d.    Agent shall have received, in form and substance satisfactory to Agent, such other agreements, instruments, certificates, and other documents requested by Agent in connection with this Amendment.

9.    Event of Default. Any breach of or default under this Amendment shall constitute an immediate Default under the IFA.

10.    Release. In consideration of the agreements of Agent and Lenders contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor and each Dealer (collectively, the “Releasors”), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, each of their successors and assigns, each of their respective affiliates, and their respective affiliates’ present and former shareholders, members, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees,” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually a “Claim” and collectively, “Claims”) of every name and nature, either known or unknown, both at law and in equity, which Releasors, or any of them, or any of their successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date hereof, including, without limitation, for or on the account of, or in relation to, or in any way in connection with the IFA, or any of the other Loan Documents, including, without limitation, the Guaranties, or transactions thereunder or related thereto.

11.    Governing Law. This Amendment shall be governed by the internal laws of the State of Illinois without reference to the conflicts of laws principles thereof.

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12.    Assignment. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

13.    Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature or facsimile signature.
[Signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

DEALERS:

LEGENDARY ASSETS & OPERATIONS, LLC,
SINGLETON ASSETS & OPERATIONS, LLC,
SOUTH FLORIDA ASSETS & OPERATIONS, LLC,
MIDWEST ASSETS & OPERATIONS, LLC,
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC,
BOSUN'S ASSETS & OPERATIONS, LLC,
YACHTING ASSETS & OPERATIONS, LLC,
CENTRAL ASSETS & OPERATIONS, LLC,
QUALITY ASSETS & OPERATIONS, LLC,
NORFOLK MARINE COMPANY, LLC,
T-H MARINE SUPPLIES, LLC,
CMC MARINE, LLC, and
INNOVATIVE PLASTICS, LLC

By:	/s/ Jack P. Ezzell
Name:	Jack P. Ezzell
Title:	Chief Financial Officer

[Signature Page to the 3rd Amendment to 8th A&R IFA]

GUARANTORS:

ONEWATER MARINE INC.,
ONE WATER MARINE HOLDINGS, LLC,
ONE WATER ASSETS & OPERATIONS, LLC,
OCEAN BIO-CHEM HOLDINGS, INC.,
OCEAN BIO-CHEM INTERMEDIATE HOLDINGS, INC.,
OCEAN BIO-CHEM, LLC,
STAR-BRITE DISTRIBUTING, LLC,
KINPAK, LLC,
STAR BRITE DISTRIBUTING (CANADA), LLC,
ODORSTAR TECHNOLOGY, LLC,
STARBRITE STA-PUT, LLC,
STAR BRITE EUROPE, LLC,
YACHTING PARTNERS,
ALL OCEANS CLOSINGS, LLC,
DENISON YACHTING LLC,
NORFOLK MARINE HOLDINGS, INC.,
ONE WATER WORKFORCE SOLUTIONS, LLC, and
ONE WATER BRANDS WORKFORCE SOLUTIONS, LLC

By:	/s/ Jack P. Ezzell
Name:	Jack P. Ezzell
Title:	Chief Financial Officer

/s/ Philip Austin Singleton, Jr.,		/s/ Anthony Aisquith
Philip Austin Singleton, Jr., as Guarantor		Anthony Aisquith, as Guarantor

[Signature Page to the 3rd Amendment to 8th A&R IFA]

AGENT:

WELLS FARGO COMMERCIAL DISTRIBUTION
FINANCE, LLC, as Agent and Lendor

By:	/s/ Thomas Adamski
Name:	Thomas Adamski
Title:	Managing Director

LENDER:

TRUIST BANK

By:	/s/ Juan de Jesus
Name:	Juan de Jesus
Title:	Senior Vice President

LENDER:

M&T BANK

By:	/s/ Kristin Powell
Name:	Kristin Powell
Title:	SVP

LENDER:

BMO BANK, NA

By:	/s/ Gregory Haar
Name:	Gregory Haar
Title:	Vice President

[Signature Page to the 3rd Amendment to 8th A&R IFA]

LENDER:

CENTENNIAL BANK

By:	/s/ Thomas Dix
Name:	Thomas Dix
Title:	Vice President

LENDER:

RENASANT BANK

By:	/s/ Paul K. Walker
Name:	Paul K. Walker
Title:	SVP

LENDER:

NORTHPOINT COMMERCIAL FINANCE

By:	/s/ Jeffrey L. Craver
Name:	Jeffrey L. Craver
Title:	Vice President

LENDER:

PINNACLE BANK, A TENNESSEE BANK

By:	/s/ Phil Gardial
Name:	Phil Gardial
Title:	SVP
[Signature Page to the 3rd Amendment to 8th A&R IFA]

SCHEDULE 1

Lender’s Allocations and Ratable Share

Lender	Ratable Share	Allocation
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Aggregate Allocations		$497,053,844.00

SCHEDULE 2

Wire Instructions

CDF for immediate use at close and thereafter:

For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]
For use by [*]
Bank Address: [*]
Account Name: [*]
Wire/ACH ABA #: [*]
Account No.: [*]
Reference: [*]

EXHIBIT A

Amended IFA

(See attached)

EIGHTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT

This Eighth Amended and Restated Inventory Financing Agreement (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, and together with any Transaction Statements, as hereinafter defined, this “Agreement”), dated as of November 14, 2023 (the “Closing Date”), is among the persons listed on Schedule 3 to this Agreement entitled “List of Dealers” (each, individually, a “Dealer” and collectively, the “Dealers”), Wells Fargo Commercial Distribution Finance, LLC (in its individual capacity, “CDF”) as Agent (CDF, in such capacity as agent, is herein referred to as “Agent”) for the several financial institutions that may from time to time become party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, and such Lenders.

RECITALS

(a)    Dealers, Agent and certain of Lenders entered into that certain Seventh Amended and Restated Inventory Financing Agreement, dated as of December 29, 2021, as modified and amended from time to time, along with all addendums thereto, all Transaction Statements, as defined therein, and all program letters, and all other documents, instruments and agreements of every type or nature issued under, in connection with, or pursuant to such Seventh Amended and Restated Inventory Financing Agreement (collectively the “Existing IFA”).

(b)    Dealers, Agent and Lenders desire to enter into this Agreement to amend and restate the Existing IFA and to set forth the terms and conditions of CDF’s financing of certain inventory.

NOW, THEREFORE, the parties agree to amend and restate the Existing IFA as follows:

1.    Definitions.

“AAA” shall have the meaning set forth in Section 27(b) hereof.

“Adjusted 30-Day Average SOFR” means, for any calendar month, the greater of (1) the sum of (a) a rate of interest per annum determined by Agent as the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) for the day (such day, the “SOFR Average Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such calendar month; provided, however, that ~~(x)~~    if as of 5:00 p.m. (New York City time) on any SOFR Average Determination Day, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to calculating the 30-Day SOFR Average has not occurred, then such average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Average Determination Day, plus (b) a spread adjustment equal to 0.1145%, rounded to such number of decimal places as selected by Agent; and (2) the Floor.

“Advance Date” shall have the meaning set forth in Section 2(b) hereof.

“Affiliate” means any Person that: (a) directly or indirectly controls, is controlled by or is under common control any other Person, (b) directly or indirectly owns 10% or more of any other Person, (c) is a director, partner, manager, or officer of any other Person or an affiliate of any other Person, or (d) any natural person related to any such Person or an affiliate of such Person.

“Agent Companies” shall have the meaning set forth in Section 27(a) hereof “Agent Report” shall have the meaning assigned to it in Section 21(e)(iii).
“Aggregate Allocations” means the aggregate amount of all Lenders’ Allocations from time to time.

“Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s Ratable Share of Loans.

“Allocation” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 1, under the heading “Allocation”, as such amount ~~by~~may be reduced or increased from time to time in accordance with this Agreement, but excluding the Overtrade Allocations.

“Anti-Terrorism Laws” shall mean any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering, corruption or bribery, and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable governmental authority, all as amended, supplemented or replaced from time to time.

“Approval” means Agent’s indication to a Vendor that the Lenders will provide financing to Dealers with respect to a particular Invoice or Invoices.

“Approval Date” shall have the meaning set forth in Section 2(b) hereof.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 20 (with the consent of any party whose consent is required by Section 20), accepted by Agent.

“Automatic Default” shall have the meaning set forth in Section 13 hereof. “Business Day” shall have the meaning set forth in Section 10(a) hereof.
“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of PubCo including expenditures in respect of capital leases and capitalized software, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest. For the avoidance of doubt “Capital Securities” shall not include securities of such Person constituting Indebtedness.

“Cash Flow Forecast” shall mean a 13-week cash flow forecast (including both balance sheet cash and cash on hand) for PubCo and its Subsidiaries on a consolidated basis together with (A) all supporting assumptions and underlying schedules for PubCo and its Subsidiaries on a consolidated basis and (B) a variance report comparing the actual results that have elapsed since the prior forecast to the forecasted results for such period as set forth in the immediately preceding cash flow forecast delivered pursuant to Section 9(i) hereof, in each case in form and detail reasonably satisfactory to the Agent.

“Change in Control” shall mean each occurrence of any of the following:
(a)    The PubCo Holdings Group shall cease to beneficially own and control, directly or indirectly, at least the percentage on a fully diluted basis of economic and voting interests in Holdings it owns and controls as of the IPO Closing Date, as such percentage may be reduced in connection with a Permitted Acquisition, or shall cease to have power to elect a majority of the members of the Board of Directors of Holdings;

(b)    a majority of the board of directors of PubCo shall cease to constitute Continuing Directors;

(c)    Holdings shall cease to beneficially own and control, directly or indirectly, 100% of the common membership interests in Parent;

(d)    Parent shall cease to beneficially own and control, directly or indirectly, (i) 100% on a fully diluted basis of the economic and voting interest in the Capital Securities of each Dealer ~~(except as set forth in clause (ii) hereof), or (ii) 80% on a fully diluted basis of the economic and voting interest in the Capital Securities of Quality Assets & Operations, LLC, a Delaware limited liability company if such Person is joined to this Agreement as a Dealer pursuant to Section 7(b)(xv) hereof in connection with the proposed acquisition of such Person by South Florida Assets & Operations, LLC, which acquisition is anticipated to be consummated on or about December 31, 2021;~~;

(e)    any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act of 1934, as amended) (i) shall have acquired current beneficial ownership of 35% or more, on a fully diluted basis, of the voting and/or economic interest in the Capital Securities of PubCo, or (ii) shall have obtain the current power (whether or not exercised) to elect a majority of the members of the board of directors of PubCo;

(f)    Philip A. Singleton shall cease to be involved in the day to day operations and management of the business of the Dealers, and successors reasonably acceptable to Agent are not appointed on terms reasonably acceptable to Agent within sixty (60) days of such cessation of involvement; or

(g)    (i) any “change in control” or similar event under the Credit Facility Agreement shall have occurred, or (ii) a Change of Control (as defined in the Tax Receivable Agreement) shall have occurred.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any governmental authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 11(a) hereof.
“Closing Date” shall have the meaning set forth in the Preamble hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. “Collateral” shall have the meaning set forth in Section 5(c) hereof.
“Collections” mean all monies that Agent receives from a Dealer or other sources (other than Lenders) on account of the Obligations.

“Computation Period” means any Quarterly Computation Period or Monthly Computation Period, as applicable.
“Consolidated Net Income” means, with respect to the Dealers for any period, the consolidated net income (or loss) of PubCo for such period, excluding (i) any gains or losses from dispositions of assets, (ii) any extraordinary gains or losses, (iii) any gains or losses from discontinued operations, (iv) the income of any Person (other than a direct or indirect Subsidiary of PubCo) in which PubCo or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by PubCo or such Subsidiary in the form of dividends or similar distributions, (v) the undistributed earnings of any direct or indirect Subsidiary of PubCo to the extent that the declaration of payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or law applicable to such Subsidiary, and (vi) the income or loss of any direct or indirect Subsidiary of PubCo which is not a Dealer or Guarantor.

“Continuing Directors” means the directors (or equivalent governing body) of PubCo on the Closing Date and each other director (or equivalent) of PubCo, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of PubCo is approved by at least 51% of the then Continuing Directors before giving effect to such approval.

“Credit Facility Agent” means Truist Bank in its capacity as “Administrative Agent” and “Collateral Agent” under the Credit Facility Agreement, together with its successor and assigns in such capacity.

“Credit Facility Agreement” means that certain Credit Agreement dated as of August 9, 2022, among Credit Facility Agent, Holdings, PubCo, Parent, Dealers, certain other affiliates of Dealers party thereto, and the lenders party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of the Credit Facility Agreement and the Intercreditor Agreement.

“Credit Facility Collateral” shall have the meaning set forth in Section 5(d) hereof.

“Daily Interest” means, with respect to a Lender, for each calendar day of each calendar month, the product of: (A) the outstanding principal amount of Outstandings that are actually funded by Lender pursuant to this Agreement, multiplied by (B) the applicable interest rate set forth in Section 2(b)(iii) of this Agreement.

“Daily Rate” shall have the meaning set forth in Section 11(a) hereof.
“Dealer Affiliate” means any Affiliate of a Dealer.
“Dealer Material” shall have the meaning set forth in Section 32 hereof.

“Dealer Representative” shall have the meaning set forth in Section 28(b) hereof.

“Default” shall have the meaning set forth in Section 13 hereof.

“Default Rate” shall have the meaning set forth in Section 11(a) hereof.

“Deferred TRA Obligations” means, at any time of determination, the amount of past-due obligations to pay accrued Permitted TRA Payments for which payment is deferred as contemplated in Section 4.3(b) of the Tax Receivable Agreement.

“Disputes” shall have the meaning set forth in Section 27(a) hereof.

“EBITDA” means, for any period, Consolidated Net Income for such period plus:

(a)        to the extent added or deducted in determining such Consolidated Net Income, Interest Expense, Income Tax Expense, depreciation and amortization, in each case for such period less any non-recurring income or expenses;

(b)    (i) for the Quarterly Computation Period ending on December 31, 2022, an amount equal to
$7,947,000;
(ii)    for the Quarterly Computation Period ending on March 31, 2023, an amount equal to $1,445,000;

(iii)    for the Quarterly Computation Period ending on June 30, 2023, an amount equal to $712,000; and

(iv)    for all Quarterly Computation Periods thereafter, an amount equal to $0 or such other amount as may be agreed to in writing by the Agent, Dealers and Required Lenders; and

(c)    to the extent deducted in determining such Consolidated Net Income, non-cash stock-based compensation expenses reducing Consolidated Net ~~Incomeduring~~Income during the Quarterly Computation Period ending on June 30, 2024, and during any applicable Quarterly Computation Period thereafter.

“Eligible Collateral” shall have the meaning set forth in Section 3(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Dealer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived, with respect to a pension plan; (b) a withdrawal by any Dealer or any ERISA Affiliate from a pension plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Dealer or any ERISA Affiliate from a multi-employer plan or notification that a multi-employer plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a pension plan or multi-employer plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any pension plan or multi-employer plan; or (f) the imposition of any liability under Title IV of ERISA, other than for Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Dealer or any ERISA Affiliate.

“Erroneous Payment” has the meaning set forth in Section 2(c) of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 2(c) of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 2(c) of this Agreement. “FAA” shall have the meaning set forth in Section 27(a) hereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by Wells Fargo Bank, National Association from three federal funds brokers of recognized standing selected by Wells Fargo Bank, National Association.

Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees and Terms” shall have the meaning set forth in Section 12(b) hereof.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of (i) Income Tax Expense and distributions made to allow holders of equity (including holders of any warrants) to pay income taxes based on the earnings of the Person making such distributions, including, without limitation, Permitted Tax Distributions, plus (ii) all unfinanced Capital Expenditures (other than Permitted Unfinanced Lake Oconee Capital Expenditures), plus (iii) Permitted TRA Payments, to (b) the sum for such period of (i) cash Interest Expense plus, (ii) required payments of principal with respect to Indebtedness consisting of borrowed money or pursuant to a writing evidencing a monetary obligation (without giving effect to any reduction to or elimination of any scheduled principal payment resulting from prepayments made after the Second Amendment Effective Date), plus (iii) preferred dividends paid in cash, plus (iv) management fees paid in cash, plus (v) payments made in respect of any subordinated debt not otherwise included in (b)(i), (b)(ii), b(iii), or b(iv) above.
“Floor” means a per annum rate of interest equal to 0.00%.

“Free Floor Period” shall have the meaning set forth in Section 11(a) hereof.
“Funded Debt to EBITDA Ratio” means, for any Computation Period, a ratio of:
(a)    the total for such period of

(i)    Total Funded Debt as of the last day of such Computation Period, minus

(ii)    the lesser of (1) Subordinated Acquisition Indebtedness existing as of the last day of such Computation Period, or (2) $9,000,000, minus

(iii)    the unrestricted cash and Permitted Investments of PubCo and its Subsidiaries in an aggregate amount of up to $75,000,000, to

(b)    EBITDA for such Computation Period.
“GAAP” means generally accepted accounting principles.

“GMF” shall mean Global Marine Finance LLC, a Delaware limited liability company

“GMF Consignment Agreements” shall mean, collectively, (i) that certain Consignment Agreement, dated as of June 1, 2019, by and among Bosun’s Assets & Operations, LLC, a Delaware limited liability company, and GMF, (ii) that certain Consignment Agreement, dated as of June 1, 2019, by and among Midwest Assets & Operations, LLC, a Delaware limited liability company, and GMF, (iii) that certain Consignment Agreement, dated as of June 1, 2019, by and among Legendary Assets & Operations, LLC, a Florida limited liability company, and GMF, (iv) that certain Consignment Agreement, dated as of June 1, 2019, by and among South Florida Assets & Operations, LLC, a Florida limited liability company, and GMF, (v) that certain Consignment Agreement, dated as of June 1, 2019, by and among Singleton Assets & Operations, LLC, a Georgia limited liability company, and GMF, and (vi) any other consignment agreement which may be hereafter entered into by a Dealer and GMF, in each case related to obtaining certain inventory from the GMF Consignment Vendors.

“GMF Consignment Arrangements” shall mean the transactions contemplated by the GMF Consignment Agreements.

“GMF Consignment Vendors” means Hydrasports Custom Boats, LLC, together with any successors/assigns thereof, Axopar Boats OY, together with any successors/assigns thereof, and Axopar Boats Ltd., together with any successors/assigns thereof.

“GMF Consignment Consent Effective Date” shall mean August 5, 2025.

“GMF Consigned Inventory Report” shall mean a report that includes a list of all consigned inventory subject to a GMF Consignment Agreement, which list shall include the invoice number, invoice date, invoice amount, manufacturer name, make and model, and inventory serial number with respect to each items of inventory consigned under a GMF Consignment Agreement, in form and substance reasonably acceptable to Agent.
“Guarantor” shall have the meaning set forth in Section 13 hereof.

“Holdings” means One Water Marine Holdings, LLC, a Delaware limited liability company.

“Holdings Company Agreement” means that certain Fourth Amended & Restated Limited Liability Company Agreement of Holdings dated effective as of February 11, 2020, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time with the prior written consent of Agent in its Permitted Discretion.

“Income Tax Expense” means income taxes paid or payable in cash by PubCo and any of its Subsidiaries.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business and compensation or bonus arrangements with persons who are employees or independent contractors of a person, (ii) any obligation under this Agreement or any other inventory financing agreement among Dealers and CDF, and (iii) any obligation under the TCF Agreement), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all hedging obligations of such Person, including, without limitation, any Swap Obligations, (h) all contingent liabilities of such Person, (i) all debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Intellectual Property” shall mean any intellectual property (including, without limitation, all copyrights, copyright licenses, patents, patent licenses, internet domain names, trademarks, trademark licenses, trade secrets and trade secret licenses).

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Collateral Access Agreement among Agent and Credit Facility Agent dated of as of August 9, 2022, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Expense” means for any period the (i) consolidated interest expense of PubCo for such period (including all imputed interest on Capital Leases) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Swap Transactions during such period to the extent such net amount is allocable to such period, whether or not actually paid or received during such period.
“Intervening Default” shall have the meaning set forth in Section 2(b) hereof.
“Inventory” means all of Dealers’ presently owned and hereafter acquired goods which are held for sale or lease.
~~“Invoice” means any invoice issued by a Vendor related to an Approval.~~
“Investment” means any direct or indirect investment by any Person, whether by means of a loan, advance or capital contribution to another Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“Invoice” means any invoice issued by a Vendor related to an Approval.
“IPO Closing Date” means February 11, 2020.
“Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” shall have the meaning set forth in the preamble hereto. “Lender Affiliate” means the Affiliate of a Lender.
“Lender Credit” shall have the meaning set forth in Section 4(a) hereof.

“Lender Rate” means the “Dealer Rate” as set forth in the applicable Program Terms Letter, less any applicable Performance Rebate as set forth therein.

“Liens” shall have the meaning set forth in Section 7(a) hereof.

“Liquidity” shall mean, as of any date of determination, the sum of (a) unrestricted cash and Permitted Investments of PubCo on a consolidated basis as of such date, (b) the unused and available portion of the revolving credit facility evidenced by the Credit Facility Agreement, and (c) the available portion of the Borrowing Base (as defined in the Used PTL).
“Loan” means an extension of credit to or on behalf of one or more Dealers by Agent and Lenders under and pursuant to this Agreement.

“Loan Documents” means this Agreement, any Program Terms Letter or Transaction Statement entered into pursuant to this Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing, including, without limitation, any guarantees.

“Management Team” means officers and senior management of Dealers or Guarantors, managers of Dealers’ dealership locations, and other Persons approved by Agent in writing in its Permitted Discretion.

“Master Agreement” shall have the meaning set forth in the definition of “Swap Transaction”.

“Master Reorganization Agreement” means that certain Master Reorganization Agreement dated on or about February 11, 2020, by and among PubCo, Holdings, Parent, and the other parties thereto, as in effect as of the Closing Date and as amended, restated, amended and restated, supplemented or otherwise modified from time to time with the prior written consent of Agent in its Permitted Discretion.

“Maximum Facility Amount” means an amount equal to the Aggregate Allocations.

“Maximum Overtrade Amount” means Thirty-Eight Million Six Hundred Ninety-Eight Thousand Five Hundred Twenty Dollars ($38,698,520.00).

“Monthly Computation Period” means each period of twelve consecutive months ending on the last day of a month.

“Monthly Interest” means, with respect to each Lender, for each calendar month, the sum of the Daily
Interest for each calendar day of such calendar month.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Swap Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Swap Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Swap Transaction giving rise to such Swap Obligation as of the date of determination (assuming the Swap Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Transaction as of the date of determination (assuming such Swap Transaction were to be terminated as of that date).

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Agent, any Lender, or Dealer, or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments required to be funded by it under the Loan Documents or (c) (or any Person that directly or indirectly controls such Lender has), (i) become subject to a voluntary or involuntary case under the Federal Bankruptcy Reform Act of 1978, or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (iii), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Obligations” shall have the meaning set forth in Section 5(e) hereof.

“Open Approval” means any Approval for which CDF has not financed an Invoice for the inventory subject thereto, but excluding any Open Overtrade Approval.

“Open Overtrade Approval” shall have the meaning given to it in Section 2(a)(ii) hereof.
“Other Lenders” shall have the meaning set forth in Section 2(d) hereof.
“Outstandings” means, at any time, an amount equal to the aggregate unpaid amount of all Invoices which have been financed by Agent on behalf of Dealers.

~~“PAS” shall have the meaning set forth in Section 10(a) hereof.~~

“Overtrade Allocations” means with respect to CDF, $27,849,260.00 and with respect to Truist,$10,849,260.00 (as such allocations may be revised from time to time upon agreement of the Overtrade Lenders, including for the purposes of adding any new Overtrade Lenders).

“Overtrade Outstandings” means any amount by which the sum of unpaid principal of Loans made based upon financed Invoices related to Open Overtrade Approvals plus all other Outstandings exceeds the Maximum Facility Amount.

“Overtrade Outstandings Collateral” means the specific units of Inventory financed by the Overtrade Lenders as Collateral for an Overtrade Outstanding.

“Overtrade Ratable Share” means, with respect to each Overtrade Lender, the percentage as calculated by Agent from time to time, equal to such Overtrade Lender’s Overtrade Allocation divided by the Maximum Overtrade Amount, which calculation shall be deemed conclusive absent manifest error (as such ratable shares may be revised from time to time upon agreement of the Overtrade Lenders, including for the purposes of adding any new Overtrade Lenders).

“Overtrade Lenders” means CDF and Truist, each a Lender hereunder.

“Parent” means One Water Assets & Operations, LLC, a Delaware limited liability company, which owns as of the Closing Date, directly or indirectly, 100% of the Capital Securities of each other Dealer and each of its Subsidiaries.

“Parent Company Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Parent dated as of February 11, 2020.

“PAS” shall have the meaning set forth in Section 10(a) hereof.

“Payment Recipient” shall have the meaning set forth in Section 2(c) hereof.

“Performance Rebate” shall have the meaning set forth in the applicable Program Terms Letter.

“Permitted Acquisition” shall mean an acquisition, by any Guarantor, Dealer or any of such Guarantor’s or Dealer’s Subsidiaries of the ownership interest, or the assets, business line or division of, any other Person, which acquisition has been approved by Agent in its sole and absolute discretion.

“Permitted Deferred TRA Payment” means a distribution in payment of Deferred TRA Obligations that is made within 3 months after the date a Permitted TRA Payment is due as contemplated by Section 4.3(b) of the Tax Receivables Agreement.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender extending credit of similar amounts and types to similar businesses, considered without regard to any course of dealing).

“Permitted Exchange” means a transaction in which units of Holdings are exchanged for Class A shares of PubCo as described in the Holdings Company Agreement.

“Permitted Indebtedness” means:

(a)    any Indebtedness owing under the Credit Facility Agreement in an aggregate principal amount at any time outstanding not to exceed $510,000,000;

(b)    Indebtedness incurred in the ordinary course of business under surety, statutory, performance, appeal or other similar bonds;

(c)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Dealers, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(d)    Subordinated Acquisition Indebtedness;

(e)    Indebtedness evidenced or secured by or incurred under the TCF Agreement not to exceed $1,000,000 at any time outstanding;

(f)    Indebtedness with respect to Capital Leases or purchase money obligations solely for equipment not to exceed an aggregate amount outstanding at any time of $5,000,000;

(g)    Indebtedness arising under the Tax Receivable Agreement;

(h)    earn outs (to the extent constituting Subordinated Acquisition Indebtedness), indemnification obligations, purchase price adjustments, non-compete obligations and similar adjustments in respect of Permitted Acquisitions or asset sales permitted hereunder;

(i)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished on the due date thereof;

(j)    Indebtedness arising in connection with endorsement of instruments or other payment items for deposit in the ordinary course of business;

(k)    unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business; provided, that such Indebtedness does not remaining outstanding for more than five (5) consecutive Business Days;

(l)    Indebtedness in respect of bank guarantees, warehouse receipts, letters of credit or similar instruments issued or created in the ordinary course of business; and

(m)    Indebtedness incurred in respect of Swap Transactions permitted by Section 7(g) hereof. “Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c)    certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and

other marketable debt instruments approved by Agent in its reasonable discretion.
“Permitted Locations” shall have the meaning set forth in Section 6 hereof.

“Permitted Restricted Payments” means any of the following Restricted Payments made by PubCo or any of its Subsidiaries:

(a)    for so long as no Default shall have occurred and be continuing or shall be caused thereby, payments made by Dealers to Parent for use by Parent to pay to Holdings, and by Holdings to pay to PubCo, in an aggregate amount not to exceed $3,000,000 in any trailing twelve-month period, to the extent necessary to permit Holdings and the PubCo Holdings Group to pay general administrative costs and expenses;

(b)    for so long as Holdings remains a partnership or disregarded entity for U.S. federal income tax purposes, payments made by Dealers to Parent for use by Parent to pay to Holdings (and by Holdings to pay to its equity holders) to the extent necessary for Permitted Tax Distributions;

(c)    for so long as Holdings remains a partnership or disregarded entity for U.S. federal income tax purposes, Permitted TRA Payments and Permitted Deferred TRA Payments by Dealers to Holdings (and by Parent to Holdings for such purposes);

(d)    in the form of fees and expenses payable under the Credit Facility Agreement and the other “Loan Documents” referred to therein;

(e)    in the form of distributions, redemptions or other payments that are made among PubCo and any of its Subsidiaries;

(f)    in the form of scheduled principal and interest payments with respect to any subordinated debt as expressly permitted under a subordination agreement in favor of, and in form and content acceptable to, Agent;

(g)    in the form of distributions in order to pay transaction costs incurred for the negotiation and closing and ongoing administration of the Credit Facility Agreement;

(h)    in the form of distributions in order to pay for the purchase of stock or stock options of PubCo from present or former officers, directors or employees of PubCo or any of its Subsidiaries or the making of payments pursuant to and in accordance with stock option plans or other benefit plans approved by PubCo’s board of directors for directors, officers or employees of PubCo and its Subsidiaries, in each case, in an aggregate amount not to exceed $3,000,000 in any fiscal year;

(i)    in the form of distributions in order to pay for the purchase by PubCo of fractional shares of its Capital Securities arising out of (A) stock dividends, splits, combinations, mergers, or consolidations permitted pursuant to the Loan Documents or (B) Permitted Acquisitions, and payment of cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Capital Securities of a Subsidiary of PubCo;

(j)    the issuance of Capital Securities pursuant to incentive compensation plans in favor of employees;

(k)    the issuance of Capital Securities in connection with a Permitted Acquisition to the extent not resulting in a Change of Control;

(~~m~~l) other Restricted Payments by PubCo or any of its Subsidiaries not to exceed $4,000,000 in the aggregate in any fiscal year; provided that no such Restricted Payments may be made unless after giving effect thereto, the Dealers are in compliance with the financial covenants set forth in Section 7(e) hereof;

(~~n~~m) for so long as (i) no Default shall have occurred and be continuing or shall be caused thereby, and (ii) the Funded Debt to EBITDA Ratio, after giving pro forma effect to any such Restricted Payment, does not exceed 2.25x : 1.00 as of the last day of the most recently ended Computation Period, payments made by Dealers to Parent for use by Parent to pay to Holdings, and by Holdings to pay to PubCo, in an aggregate amount not to exceed $50,000,000 in the aggregate during any fiscal year to permit PubCo to repurchase Capital Securities of PubCo from the holders thereof.

“Permitted Tax Distributions” means distributions by Holdings to all members of Holdings on a pro rata basis in an amount that is not in excess of the amount sufficient to result in a distribution to PubCo to enable the PubCo Holdings Group to timely satisfy its U.S. federal, state and local and non-U.S. tax obligations, other than any obligations to remit any withholdings withheld from payments to third parties (determined, for the avoidance of doubt, by taking into account any tax benefits with respect to which any distributions described in the definition of “Permitted TRA Payments” are made).

“Permitted TRA Payments” means distributions by Holdings to all members of Holdings on a pro rata basis in an amount that is not in excess of the amount necessary for PubCo to satisfy its payment obligations under the Tax Receivable Agreement, except that “Permitted TRA Payments” shall not include any payment obligations of PubCo pursuant to Article IV of the Tax Receivable Agreement.

“Permitted Unfinanced Lake Oconee Capital Expenditures” shall mean Capital Expenditures attributable to the construction by Dealers or Guarantors of a new business location in Lake Oconee, Georgia, in the aggregate maximum amount of $5,000,000.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or governmental authority.

“Platform” shall have the meaning set forth in Section 32 hereof. “Principal” shall have the meaning set forth in Section 28(b) hereof.
“Program Terms Letters” shall have the meaning set forth in Section 4(a) hereof.
~~“Public Lender” shall have the meaning set forth in Section 32 hereof.~~
“PubCo” means OneWater Marine Inc., a Delaware corporation.

“PubCo Holdings Group” means PubCo and each other Subsidiary of PubCo (other than Holdings and its Subsidiaries).

“Public Lender” shall have the meaning set forth in Section 32 hereof.

“Quarterly Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Ratable Share” means, with respect to each Lender, the percentage equal, from time to time, to such Lender’s Allocation divided by the Aggregate Allocations, as such percentage is set forth opposite such Lender’s name on Schedule 1, under the heading “Ratable Share”, but excluding the Overtrade Ratable Share.

~~“Reduced Fixed Charge Coverage Ratio Period” shall have the meaning set forth in Section 7(e)(ii).~~

“Reference Rate” shall mean Adjusted 30-Day Average SOFR (or such applicable Benchmark Replacement).

“Registration Statement” means the Form S-1 Registration Statement File No. 333-232639 filed by PubCo with the Securities Exchange Commission on July 19, 2019, as amended, restated, supplemented or replaced from time to time prior to February 11, 2020.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition precedent to the execution this Agreement) and other consultants and agents of or to such Person or any of its Affiliates.

“Rental Contracts” shall have the meaning set forth in Section 3(a) hereof.
“Rental Units” shall have the meaning set forth in Section 3(a) hereof.
“Replacement Lender” shall have the meaning set forth in Section 2(d) hereto.

“Reporting Date” means (a) each Wednesday that this Agreement is in effect or, if such Wednesday is not a Business Day, the next succeeding Business Day, or (b) any other Business Day selected by Agent in its Permitted Discretion. ~~Unless the Closing Date is also~~The Third Amendment Effective Date shall be deemed a Reporting Date~~, Agent and Lenders hereby acknowledge and agree that~~ for the limited purpose of making effective the Ratable Shares set forth in Schedule 1 ~~attached hereto shall not take effect until the first Wednesday after the Closing Date and until such Reporting Date, the Ratable Shares of Lenders immediately prior to the date of this Agreement shall continue to be in effect. If the Closing Date is also a Reporting Date, the Ratable Shares set forth in Schedule 1 shall be effective as of the Closing~~as in effect on the Third Amendment Effective Date.

“Required Lenders” shall mean unaffiliated Lenders whose combined Ratable Share exceeds 50%; provided that (i) any time there are exactly two unaffiliated Lenders, “Required Lenders” shall mean all Lenders and (ii) any time there are three or more unaffiliated Lenders, “Required Lenders” shall mean not less than three unaffiliated Lenders whose combined Ratable Share exceeds 50%.

“Restricted Payment” means (a) any distribution including, without limitation, dividends, to any holders of any Dealer’s or any Guarantor’s Capital Securities, (b) any purchase or redemption of any Dealer’s or any Guarantor’s Capital Securities, (c) any payment of management fees, transaction-based fees or similar fees to any of its Capital Securities holders or any Dealer Affiliate (including, without limitation, any fees under any management agreement), (d) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any subordinated debt except as expressly permitted under a subordination agreement in favor of, and in form and content acceptable to, Agent, (e) any payment under the Tax Receivable Agreement, or (f) set aside funds for any of the foregoing; provided, that in the case of each of the foregoing clauses, “Restricted Payment” shall not include any of the foregoing that is payable solely in the shares or units of Capital Securities, including, without limitation, for the purposes of subsection (b), above, Permitted Exchanges.

“Sale” shall have the meaning set forth in Section 20(b) hereof.

“sale out of trust” or “SOT” shall have the meaning set forth in Section 10(b) hereof.

“Sanctioned Country” shall mean a country or territory which is itself the subject or target of a comprehensive economic or financial sanctions program maintained by any Sanctions Authority under any Anti-Terrorism Law, including, without limitation, as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria

“Sanctioned Person” shall mean (1) any Person listed in any sanctions list maintained by any Sanctions Authority, (2) any Person operating, organized or resident in a Sanctioned Country, or (3) any Person owned or controlled by any such Person set forth in clauses (1) or (2) above.

“Sanctions Authority” shall mean the United States, Canada, the United Nations Security Council, the European Union (and its member states), the United Kingdom and the respective governmental institutions of any of the foregoing, including, without limitation, His Majesty’s Treasury, OFAC, the U.S. Department of State, and any other agency of the United States government or Canadian government.

~~“Sale” shall have the meaning set forth in Section 20(b) hereof.~~

~~“sale out of trust” or “SOT” shall have the meaning set forth in Section 10(b) hereof.~~ ”Second Amendment Effective Date” shall mean November 13, 2024.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“SPP” shall have the meaning set forth in Section 10(a) hereof.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Subordinated Acquisition Indebtedness” means Indebtedness incurred, created, assumed, or guaranteed by PubCo or any of its Subsidiaries, including, without limitation, earn outs in connection with Permitted Acquisitions, that is junior and subordinate in all respects to the Obligations under this Agreement under and pursuant to an agreement which is satisfactory to Agent in its Permitted Discretion.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to all direct and indirect Subsidiaries of Holdings.

“Swap Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Swap Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Transactions and (c) any and all renewals, extensions and modifications of any Swap Transactions and any and all substitutions for any Swap Transactions.

“Swap Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax Receivable Agreement” means (i) that certain Tax Receivable Agreement dated as of February 11, 2020, by and among PubCo, the “TRA Holders” (as therein defined) and the other Persons party thereto, as in effect on the Closing Date, and (ii) any other tax receivable agreement approved in writing from time to time by Agent in its Permitted Discretion, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time with the prior written consent of Agent in its Permitted Discretion.

“TCF Agreement” means that certain Inventory Security Agreement dated as of June 19, 2015, by and between Singleton Assets & Operations, Holdings, and TCF Inventory Finance, Inc.

“Termination Date” shall have the meaning given to it in Section 19 hereof.

“Third Amendment” shall mean that certain Third Amendment to Eighth Amended and Restated Inventory Financing Agreement, Omnibus Amendment to Collateralized Guaranties, and First Amendment to Consent Agreement, dated as of the Third Amendment Effective Date.
“Third Amendment Effective Date” shall mean November 17, 2025.

“Total Funded Debt” means all Indebtedness of PubCo and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of contingent liabilities (except to the extent constituting (i) contingent liabilities in respect of Indebtedness of a Person other than any Dealer, or (ii) contingent liabilities in respect of undrawn letters of credit), (b) hedging obligations, including, without limitation, any Swap Obligations, (c) Indebtedness of PubCo to Subsidiaries and Indebtedness of Subsidiaries to PubCo or to other Subsidiaries, and (d) any Deferred TRA Obligations.

“Transaction Statement” shall have the meaning set forth in Section 4(a) hereof.
“Truist” means Truist Bank, a Lender hereunder.
“UCC” shall have the meaning set forth in Section 13 hereof.
“USA&M” shall have the meaning set forth in Section 27(b) hereof.

~~”Used PTL” shall mean that certain Twelfth Amended and Restated Pre-Owned Boat Financing Program Letter, dated as of the Second Amendment Effective Date, among Agent and Dealers, as may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified.~~

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Used PTL” shall mean that certain Thirteenth Amended and Restated Pre-Owned Boat Financing Program Letter, dated as of the Third Amendment Effective Date, among Agent and Dealers, as may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified.

“Vehicle Certification” shall mean any vehicle certifications which may be required to be delivered to Agent from time to time, each in form and substance satisfactory to Agent.

“Vendor Contracts” shall mean contracts with an original equipment manufacturer that supplies any Dealer; provided that Vendor Contracts specifically excludes Vendor Credits.

“Vendor Credits” shall have the meaning set forth in Section 5(f) hereof. “Vendors” shall have the meaning set forth in Section 2 hereof.
2.    Extensions of Credit.

(a)    Advances.

(~~a~~i)    ~~Advances.~~ Subject to the terms of this Agreement, the Lenders severally and not jointly may provide Loans in an amount equal to each such Lender’s Ratable Share of such Loan to any one or more Dealers from time to time to enable such Dealer or Dealers to purchase inventory from Agent approved vendors (“Vendors”) and for other purposes. ~~No~~Subject to Section 2(a)(ii) hereof, no Loan will be made to the extent such Loan would cause any Lender to have outstanding Loans in a principal amount in excess of such Lender’s Allocation nor will any Loan be made which would cause the principal amount of all Loans outstanding to exceed the Aggregate Allocations. (For the avoidance of doubt, neither the Aggregate Allocation nor each Lender’s Allocation shall constitute a commitment by the Agent or any Lender to advance the amount of the Aggregate Allocation or such Allocation to the Dealers.) If the aggregate principal amount of Loans outstanding at any time exceeds the Aggregate Allocations, Dealers shall immediately pay such excess to the Agent for the benefit of the Lenders. The decision to advance funds is at the discretion of the Agent. Without limiting the discretionary nature of this credit facility, Agent may, without notice to Dealer, elect not to finance any inventory sold by particular Vendors. All advances and other transactions hereunder are for business purposes and not for personal, family, household or any other consumer purposes. For the avoidance of doubt, the principal amount outstanding under the Existing IFA as of the close of business on the date hereof shall be deemed a Loan outstanding under this Agreement, and shall be subject to the funding procedure set forth in Section 2(b)(ii) below on the first Reporting Date following the Closing Date, unless the Closing Date is also a Reporting Date, in which case, on the Closing Date. Notwithstanding anything in the Loan Documents to the contrary, unless Agent shall otherwise agree in writing and provides notice thereof to Lenders, in no event shall Agent or Lenders provide Loans to Central Assets & Operations, LLC, T-H Marine Supplies, LLC, CMC Marine, LLC, or Innovative Plastics, LLC.

(ii)    CDF, as Agent for the Overtrade Lenders (but for no other Lender), may, in its sole and absolute discretion at any time and without notice to or consent from any other Lender, issue Approvals on behalf of the Overtrade Lenders and no other Lender which, when added to all Outstandings and Open Approvals, may exceed the Maximum Facility Amount (each, an “Open Overtrade Approval”), provided that (A) other than Overtrade Outstandings required to be repaid pursuant to clause (iii), below, all Outstandings plus Open Approvals may not exceed the Maximum Facility Amount and (B) the aggregate of all outstanding Open Overtrade Approvals may not exceed the Maximum Overtrade Amount; and provided, further, that in no event shall the Overtrade Lenders be required to fund Overtrade Outstandings in excess of the Maximum Overtrade Amount. All Open Overtrade Approvals and Overtrade Outstandings shall be secured by all of the Collateral. In addition, Open Overtrade Approvals may have the benefit of additional credit enhancements other than the Collateral. For the avoidance of doubt, except as otherwise expressly set forth in this Agreement, any advance with respect to inventory subject to an Open Overtrade Approval shall be on the same terms and conditions as an advance with respect to such inventory if it were subject to an Approval other than an Open Overtrade Approval.

(iii)    If, at any time, the Outstandings (including Overtrade Outstandings) exceed the Maximum Facility Amount, Dealers will pay to Agent within one Business Day, for the ratable benefit of the Lenders with respect to Outstandings other than Overtrade Outstandings in accordance with clause (iv) below, an amount not less than the difference between (x) Outstandings and (y) the Maximum Facility Amount.

(iv)    Upon any pay down required by clause (iii) above, such payment shall first be applied to the Outstandings other than Overtrade Outstandings (in accordance with the provisions of Section 2(b) below) in order to reduce the aggregate Outstandings to an amount less than or equal to the Maximum Facility Amount. It is understood and agreed that, as of the Reporting Date on or next succeeding the date such pay down is made, all Overtrade Outstandings held by the Overtrade Lenders shall automatically convert to the extent of such payment to Outstandings other than Overtrade Outstandings by effecting a settlement amongst the Lenders to facilitate such conversion. For the avoidance of doubt, upon the foregoing conversion, any applicable Outstandings that were previously Overtrade Outstandings held by the Overtrade Lenders shall become Outstandings other than Overtrade Outstandings and be subject to the terms of Section 2(b) below and any Overtrade Outstandings Collateral financed with Overtrade Outstandings shall automatically convert to Collateral (other than Overtrade Outstandings Collateral) upon such Overtrade Outstandings converting to Outstandings other than Overtrade Outstandings.

(v)    To the extent any Open Overtrade Approvals are outstanding when the amount of Outstandings is less than the Maximum Facility Amount, Outstandings resulting from Approvals actually financed by Agent, whether or not resulting from Approvals initially classified as Open Overtrade Approvals, shall be Outstandings other than Overtrade Outstandings until such time as Outstandings exceed the Maximum Facility Amount (at which point any excess Outstandings shall constitute Overtrade Outstandings and such Collateral shall constitute Overtrade Outstandings Collateral). Furthermore, for the avoidance of doubt, to the extent any Open Overtrade Approvals are outstanding when the sum of Outstandings and Open Approvals is less than or equal to the Maximum Facility Amount, such Open Overtrade Approvals shall automatically convert to Open Approvals (until such sum hits the Maximum Facility Amount).

(b)    Payments by the Lenders to Agent; Settlement.

(i)    Each Lender shall have the obligation to fund its Ratable Share (or Overtrade Ratable Share, if applicable) of a Loan upon issuance by CDF of an Approval. Lenders acknowledge and agree that: (A) CDF typically issues Approvals on a date (each, an “Approval Date”) prior to the date CDF is required actually to fund the Loan (each, an “Advance Date”) that is based on such Approval, (B) once an Approval has been issued, and the Vendor receiving such Approval shall have shipped its product based thereon, CDF may deem itself obligated to fund the related Loan on the Advance Date, notwithstanding any Automatic Default or other Default that may arise on or prior to an Approval Date (each, an “Intervening Default”), and (C) each Lender shall be obligated to fully fund in cash such Lender’s Ratable Share (or Overtrade Ratable Share, if applicable) in any Loans which derive from all Approvals issued by CDF in good faith, as well as any Open Approvals based thereon, notwithstanding any Intervening Default.

(ii)    On each Reporting Date on or before 2:00 p.m. central time, Agent shall deliver notice to each Lender of the amount of Loans Lender has funded and such Lender’s Ratable Share multiplied by the Outstandings~~,~~ and: (A) if the amount of Loans Lender has funded is less than Lender’s Ratable Share multiplied by the Outstandings calculated as of such Reporting Date, then Lender shall remit such deficiency to Agent (on behalf of CDF) by 5:00 p.m. central time on the Business Day immediately following such Reporting Date, and (B) if the amount of Loans Lender has funded is more than Lender’s Ratable Share multiplied by the Outstandings calculated as of such Reporting Date, then Agent (on behalf of CDF) will remit such excess to such Lender by 5:00 p.m. central time on the Business Day immediately following such Reporting Date. Each payment due to Agent or Lenders will be paid in immediately available funds according to the electronic transfer instructions set forth on Schedule 2 attached hereto, and, if not timely paid in accordance with this Agreement, will bear interest until paid at a rate per annum equal to the Lender Rate. If CDF is acting as Agent, it shall be deemed to have paid its deficiency or received its excess as set forth above on each Reporting Date (other than with respect to Overtrade Outstandings). Each Lender hereby waives any right it may now or in the future have to set-off its obligation to make any payment to CDF or Agent under this Agreement against any obligation of CDF or Agent to such Lender, whether under this Agreement or any other agreement between CDF and such Lender or Agent and such Lender.

(iii)    The amount of Loans each Lender has funded shall bear interest at the Lender Rate, as such rate may change pursuant to the terms of the applicable Program Terms Letter. Interest will be computed on the basis of a 360-day year and assess for the actual number of days elapsed. Provided Lender is not a Non-Funding Lender, then the amount of Monthly Interest, if any, payable to Lender, less any administration fees due to Agent pursuant to any fee letter between Agent and Lender, shall be distributed by Agent to Lender monthly in arrears on the latter of: (A) the fifteenth (15th) day of the applicable month, or if the fifteenth (15th) is not a Business Day, the next succeeding Business Day, or (B) within five (5) Business Days after Agent’s receipt thereof from Dealers. To the extent that Lender is entitled to receive interest income in excess of the Monthly Interest, if such additional interest has not previously been distributed to Lender, then Lender shall be entitled to receive an additional payment from Agent equivalent to Lender’s Ratable Share of such interest income. Any amounts due to Lender for income in excess of the Monthly Interest shall be reflected and paid with Monthly Interest as set forth above. Lenders acknowledge and agree that the rate of return paid on any Loan is dependent on numerous factors, including discounts and subsidies offered by Vendors. Application of any Collections received by Agent as interest in cash or good collected funds representing payment of interest on the Loans may result in the payment of interest to Lender in excess of the rate set forth in this subsection. For the avoidance of doubt, to the extent a Lender is a Non-Funding Lender, any Monthly Interest payable to such Lender shall be subject to Section 2(d)(i)(~~D~~C) below.

(iv)    Lenders acknowledge Dealers may be entitled to receive a Performance Rebate on a calendar year basis pursuant to the terms of the applicable Program Terms Letter. Notwithstanding anything herein to the contrary, if the Performance Rebate is not earned by or otherwise paid to Dealers during any calendar year, each Lender may be entitled to receive an additional payment from Agent equivalent to such Lender’s share of such portion of the Performance Rebate not earned by or otherwise paid to Dealers. Any amounts due to Lenders under this Section 2(b)(iv) shall reflected in a notice to be delivered in the manner set forth in Section 2(b)(ii), above, within ninety (90) days following the end of the applicable calendar year.

(c)    Return of Payments; Erroneous Payments.

(i)    Return of Payments.

(A)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Dealers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(B)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to Dealers or paid to any Vendor or any to other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Dealer or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand; provided, however, if such amount is an Erroneous Payment, such amount shall be governed by Section 2(c)(ii) below.

(ii)    Erroneous Payments.

(A)    Each Lender, each other secured party, and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other secured party (or the Lender Affiliate of a secured party) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender, or other secured party (each such recipient, a “Payment Recipient”), that the Agent has determined that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 2(c)(ii)(A), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 2(c)(ii) shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(B)    Without limiting the immediately preceding clause (A), each Payment Recipient agrees that, in the case of clause (A)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(C)    In the case of either clause (A)(i) or (A)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof)

as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(D)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with the immediately preceding clause (C), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Allocation commitment) with respect to which such Erroneous Payment was made to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Allocation commitment), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (x) any assignment contemplated in this clause (D) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (y) the provisions of this clause (D) shall govern in the event of any conflict with the terms and conditions of Section 20 and (z) the Agent may reflect such assignments in any register maintained by Agent without further consent or action by any other Person.

(E)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 2(c) or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Dealer or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Dealer or any other loan party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any

part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(F)    Each party’s obligations under this Section 2(c) shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Allocation commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(G)    Nothing in this Section 2(c) will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(d)    Non-Funding Lenders; Replacement of Lenders.

(i)    Non-Funding Lenders.

(A)    Responsibility. The failure of any Non-Funding Lender to make any Loan or any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other required payment under any Loan Document.

(B)    Voting Rights. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans included in the determination of “Required Lenders”) for any voting or consent rights under or with respect to any Loan Document, provided that (1) the Allocation of a Non-Funding Lender may not be increased, extended or reinstated, (2) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (3) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.

(~~D~~C) Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender (including, for the avoidance of doubt, applicable Monthly Interest) pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Allocation and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder (including, without limitation, obligations for the payment of any amounts owing to the Agent or Lenders as a result of any judgment of a court of competent jurisdiction obtained by Agent or any Lender against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this Agreement; and, so long as no Default exists, obligations for the payment of any amounts owing to the Dealers as a result of any judgment of a court of competent jurisdiction obtained by Dealers against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this

Agreement) obligations until the Obligations are paid in full in cash and this Agreement terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Loan and, if necessary to effectuate the foregoing, the proceeds of such Loans shall be applied to pay the unpaid principal of the Loans owing to the other Lenders until such time as the aggregate amount of the Loans are held by the Lenders in accordance with their Ratable Shares. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to the Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (~~E~~D) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender.

(~~E~~D) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (1) fully pays to Agent the Aggregate Excess Funding Amount, plus all interest due thereon and (2) timely funds the next Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(ii)    Replacement of Lenders. Within forty-five (45) days after any failure by any Lender other than Agent or an Affiliate of Agent to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Dealers may, at their option, notify Agent and such non-consenting Lender of Dealers’ intention to obtain, at Dealers’ expense, a replacement Lender (“Replacement Lender”) for such non-consenting Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Dealers obtain a Replacement Lender within sixty (60) days following notice of its intention to do so, such non-consenting Lender shall sell and assign its Loans and remaining Allocation to such Replacement Lender, at par, provided that the Dealers have reimbursed such non-consenting Lender for its costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 20(c) of this Agreement within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section, the Dealers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Dealers, the Replacement Lender and Agent, shall be effective for purposes of this Section 2(d) and Section 20(c). Upon any such Assignment and payment and compliance with the other provisions of Section 20(c), such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification and Erroneous Payments hereunder shall survive.

(e)    ~~[Reserved.]~~

3.    Rental Financing.

(a)    From time to time, Agent and Lenders may provide Dealers with financing for Collateral consisting of new marine units (including boats, motors or trailers) (the “Eligible Collateral”), which Dealer may rent or lease to Dealer's customers in the ordinary course of its business (“Rental Units”) for use within the United States. Agent may decide (i) the amount of funds, if any, which Lenders will advance on Rental Units which Dealers may seek to acquire, and (ii) the length of and payments required under any rental contract and/or lease agreement pertaining to such Rental Units that Agent would permit to exist with respect to Rental Units which Agent, on behalf of the Lenders, agrees to provide financing for (all such rental contracts and lease agreements are hereinafter collectively referred to as “Rental Contracts”). In addition, Dealers may not undertake to rent or lease any Eligible Collateral without the prior written consent of Agent. Rental Units may only consist of Eligible Collateral which either: (a) was ordered specifically for the purpose of being a Rental Unit, or (b) was converted from stock inventory to rental inventory upon Agent’s prior written consent.

(b)    Rental Contracts. All Rental Contracts will: (i) be in a form satisfactory to Agent, and (ii) be transferable to Agent on behalf of the Lenders. Each Dealer warrants and represents to Agent and Lenders that all of the Rental Contracts and rental and lease activities will comply with all applicable laws. Dealers agree to indemnify Agent and Lenders against any loss or damage Agent or Lenders suffer, whether direct or indirect, resulting from or in any way arising out of Rental Contracts, or rental and lease activities, which fail to comply with all applicable laws. Dealers will reimburse Agent for any attorneys' fees which Agent incurs in having the Rental Contracts reviewed for compliance with applicable laws. Immediately upon execution of the same, all Rental Contracts will be effectively collaterally assigned to Agent for the benefit of Lenders, and, immediately upon Agent’s request, delivered to Agent together with any and all related documents. All Rental Contracts will contain, by way of a stamp or as a part of the preprinted rental contract or lease agreement form, the following legend directly below the customer's signature:

“FOR VALUE RECEIVED, THIS AGREEMENT AND THE RELATED UNDERLYING RENTAL PROPERTY HAVE BEEN COLLATERALLY ASSIGNED TO WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, AS AGENT, AND THERE ARE NO DEFENSES AGAINST THE ASSIGNEE.”

Immediately upon Agent’s request, each Dealer will report to Agent all of the terms of any Rental Contract executed, the location of the Rental Unit, the date on which such Rental Unit is rented or leased, and the date on which such Rental Unit is to be returned to such Dealer. Each Dealer will also notify Agent, immediately upon Agent’s request, of the termination of any Rental Contracts or any changes to such Rental Contracts. Dealers will not assign, sell, pledge, convey or by any other means transfer to any person, other than Agent for the benefit of Lenders, any Rental Contracts or chattel paper, without Agent’s prior written consent. Dealers will instruct any person renting or leasing any Rental Unit regarding the proper use and care of such Rental Unit. Dealers will use such forms and agreements as may be reviewed and approved by Agent, if requested. Dealers will not, without Agent’s prior written consent, enter into or execute any Rental Contract pursuant to which any Dealer rents or leases any Rental Unit for a period that exceeds seven (7) consecutive days, and will not enter into or execute any Rental Contract which contains an option to purchase or "rent-to-own,” such Rental Unit; the purchase of any Collateral must be memorialized in a writing separate and apart from any Rental Contract and must not be subject to or dependent on the terms of any Rental Contract. If any Dealer breaches the terms of the immediately preceding sentence, such Dealer will immediately assign, transfer, and set-over to Agent for the benefit of Lenders, all of Dealer's right, title and interest in and to such Rental Contract, and will also give possession of such Rental Contract to Agent. In addition, in such event, in Agent’s sole discretion, Agent may demand immediate payment in full of all indebtedness owed by any Dealer to Agent with respect to the Rental Unit.

4.    Financing Terms.

(a)    Agent, Lenders and Dealers agree to set forth in this Agreement only the general terms of the financing arrangement among Dealers, Agent and Lenders and certain contractual obligations related to this Agreement, shall be set forth in Program Terms Letters entered into by Dealers, Agent and any one or more Lenders from time to time (the “Program Terms Letters”), Transaction Statements (as defined below) or other Loan Documents or other agreements described herein. References to an “inventory financing agreement” in any Loan Document shall be deemed to refer to this Agreement. Agent, Lenders and ~~Dealer~~Dealers hereby acknowledge that certain financial terms depend, in part, on factors which vary from time to time, including without limitation, the availability of Vendor discounts, payment terms or other incentives, Agent’s and Lenders’ floorplanning volume with Dealers and Vendor and other economic factors. Upon agreeing to finance an item of inventory for any Dealer, Agent, on behalf of the Lenders, will transmit, send or otherwise make available to such Dealer and Lenders a “Transaction Statement” which is a record that may be authenticated and which identifies the Collateral financed and/or the advance made and the terms and conditions of repayment of such advance. Dealers agree that a Dealer’s failure to notify Agent in writing of any objection to a Transaction Statement within thirty (30) days after a Transaction Statement is transmitted, sent or otherwise made available to such Dealer shall constitute Dealers’ (i) acceptance of all terms thereof, (ii) agreement that the Lenders are financing such inventory at Dealers’ request, and (iii) agreement that such Transaction Statement will be incorporated herein by reference. If any Dealer objects to the terms of any Transaction Statement, Dealers will pay Agent for the benefit of Lenders for such inventory in accordance with the most recent terms for similar inventory to which Dealers have not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), subject to termination of this Agreement by Agent, or, if applicable, Lenders, and its rights under the termination provision contained herein. To the extent Vendor program subsidies are applicable to Dealers’ financing program (each a “Lender Credit”), with respect to any Loan which Lenders make to a Vendor on behalf of a Dealer, Agent may apply against any such amount owed to Vendor any amount Agent (or CDF) for the benefit of Lenders are owed from such Vendor for any such Lender Credit; provided, however, in the event Vendor does not remit any such Lender Credit, Dealers agree to pay the full amount of such Lender Credit. Without the consent of the Lenders, CDF may change any aspect or portion of any Transaction Statement at any time; provided that such change is not inconsistent with the terms and conditions of this Agreement. If any terms set forth in an issued Transaction Statement are revised as a result of entering into this Agreement or any future modification or amendment of the terms of this Agreement (including, without limitation, the change of interest rate from the rate reference in the Existing IFA to the rate reflected in this Agreement), Dealers agree that CDF shall not be required to issue a revised Transaction Statement reflecting such revisions.

(b)    Upon receipt by Agent of a request for a Loan under and pursuant to CDF’s standard advance request procedures and the issuance of a Transaction Statement by Agent as set forth in Section 4(a) above, each Lender shall follow the funding procedures established by Agent, from time to time, and shall, as and when requested by Agent, advance funds to Agent to fund such Loan in amounts equal to such Lender’s Ratable Share of such Loan.

(c)    Applicable financial terms, curtailment schedule and maturity for each Rental Unit will be set forth on the applicable Transaction Statement. Unless otherwise provided on such Transaction Statement, if and when permitted under such Dealer's Rental Unit finance program, the principal balance, accrued interest and other charges will be due and payable when such Rental Unit is: (i) sold; (ii) transferred; (iii) rented or leased in a manner contrary to the provisions of this Agreement; (iv) otherwise disposed of; and (v) matured and the principal payment is due to Agent for the benefit of Lenders. Furthermore, if any Rental Unit is sold, stolen, destroyed, damaged, otherwise disposed of, or if payment is required under the terms of Agent’s and Lenders’ financing program, whichever occurs first, such Dealer will immediately pay Agent, for the benefit of Lenders, the full amount of Dealer's outstanding indebtedness owed to Lenders with respect to such Rental Unit.

(d)    Benchmark Replacement Setting.

i.    Benchmark Replacement.

a.    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and the Dealers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. central time on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and the Dealers so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4(d) will occur prior to the applicable Benchmark Transition Start Date.

b.    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if the Term SOFR Transition Date has occurred prior to any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (b) shall not be effective unless Agent has delivered to the Lenders and the Dealers a Term SOFR Notice. For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

ii.    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

iii.    Notices; Standards for Decisions and Determinations. Agent will promptly notify the Dealers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent or, if applicable any Lender (or group of Lenders) pursuant to this Section 4(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion (or Permitted Discretion, as applicable) and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4(d).

iv.    Benchmark Unavailability Period. For any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period, the principal amount of the Loan subject to the then-current Benchmark shall bear interest determined in relation to the Prime Rate in lieu of such Benchmark, computed as otherwise described herein.

v.    As used in this Section 4(d):

a.    “Benchmark” means, initially, Adjusted 30-Day Average SOFR; provided that if a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, has occurred with respect to the index rate used to calculate Adjusted 30-Day Average ~~SOFRor~~SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4(d)(i).

b.    “Benchmark Replacement” means (a) with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by Agent and the Dealers giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents or (b) with respect to any Term SOFR Transition Event, Term SOFR.

c.    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Dealers giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

d.    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

e.    “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

i.    in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

ii.    in the case of clause (iii) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative;

provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if such Benchmark (or such component thereof) continues to be provided on such date; or

iii.    in the case of a Term SOFR Transition Event, the Term SOFR Transition Date.

f.    “Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current Benchmark:

i.    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

ii.    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System of the United States, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

iii.    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

g.    “Benchmark Transition Start Date” means the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

h.    “Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4(d).

i.    “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York or any successor thereto.

j.    “Term SOFR” means the greater of (1) the forward-looking term rate for a period of approximately one (1) month based on SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by Agent in its Permitted Discretion at approximately a time and as of a date prior to the commencement of the applicable calendar month determined by Agent in its Permitted Discretion in a manner substantially consistent with market practice and (2) the Floor.

k.    “Term SOFR Notice” means a notification (which notification may be via electronic means, including e-mail) by Agent to the Lenders and the Dealers of the occurrence of a Term SOFR Transition Event.

l.    “Term SOFR Transition Date” means, in the case of a Term SOFR Transition Event, the date that is 30 (thirty) calendar days after Agent has provided the related Term SOFR Notice to the Lenders and the Dealers pursuant to Section 3(c)(i)(B).

m.    “Term SOFR Transition Event” means the determination by Agent that (1) Term SOFR is recommended for use by the Relevant Governmental Body and (2) the administration of Term SOFR is administratively feasible for Agent.

n.    “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

5.    Security Interest.

(a)    Each Dealer hereby grants to Agent, as collateral agent for the Lenders, a security interest in all of the Collateral other than (i) equipment subject to purchase money security interests and (ii) Credit Facility Collateral as security for all Obligations.

(b)    All Rental Units will be titled in accordance with all applicable laws and regulations. Each such certificate of title or other evidence of title shall show the first and only lien holder as “Wells Fargo Commercial Distribution Finance, LLC, as agent,” and certain such other information as is required by applicable law or regulation to validly perfect Agent’s security interest in such Rental Units.

(c)    “Collateral” means all of the following personal property of each Dealer, whether such property or Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located: all Accounts, Inventory, Equipment, other Goods (excluding Fixtures), General Intangibles (including without limitation, Payment Intangibles but excluding Intellectual Property ~~and~~, Vendor Contracts and, to the extent the same constitute General Intangibles, the equity interests issued by Holdings and its Subsidiaries), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Commercial Tort Claims (excluding Commercial Tort Claims arising solely out of the Credit Facility Collateral), Securities Accounts, Deposit Accounts, Investment Property (other than the equity interests issued by Holdings and its Subsidiaries) and Documents and all Products and Proceeds of the foregoing (including, without limitation, all Accounts, Payment Intangibles, and Chattel Paper); provided, however, that notwithstanding anything to the contrary in this definition or in any other Loan Document, the Collateral shall not include any of the following: (i) equipment subject to purchase money security interests and (ii) the Credit Facility Collateral. Without limiting the foregoing, the Collateral includes each Dealer’s right to all Vendor Credits. Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Collateral, and all computers, disks, tapes, media and other devices in which such records are stored. For purposes of this Section 5 only, capitalized terms used in this Section 5, which are not otherwise defined, shall have the meanings given to them in Article 9 of the New York Uniform Commercial Code.

(d)    “Credit Facility Collateral” means (i) all equity interests issued by Holdings and its Subsidiaries (whether constituting Investment Property or General Intangibles), (ii) all of Holdings’ and any of its Subsidiaries’ real estate interests, whether fee or leasehold, and including all Fixtures, (iii) all of Holdings’ and any of its Subsidiaries’ Vendor Contracts, (iv) all of Holdings’ and any of its Subsidiaries’ Intellectual Property, (v) Commercial Tort Claims arising solely out of the other Credit Facility Collateral, (vi) General Intangibles constituting Intellectual Property, Vendor Contracts, or to the extent the same constitute General Intangibles, equity interests issued by Holdings and its Subsidiaries, (vii) any and all products and Proceeds of the property described in this definition, including Cash Proceeds and insurance proceeds, and (~~vi~~viii) all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Credit Facility Collateral, and all computers, disks, tapes, media and other devices in which such records are stored; provided, however, that notwithstanding anything to the contrary in this definition or in the Credit Facility Agreement (or any other document relating thereto or securing the obligations referenced therein) the Credit Facility Collateral shall not include any of the Collateral.

(e)    “Obligations” means, collectively, all indebtedness and other obligations of any nature whatsoever of each Dealer to Agent and/or Lenders, whether such indebtedness or other obligations arise under this Agreement or any other existing or future agreement between or among Agent and any one or more Dealers and/or any one or more Lenders or otherwise, and whether for principal, interest, fees, Charges, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise, including, without limitation, all Open Overtrade Approvals and Overtrade Outstandings; provided, however, that “Obligations” shall not include any Swap Obligations or Obligations under the Credit Facility Agreement.

(f)    “Vendor Credits” means all of each Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due a Dealer from a Vendor.

6.    Representations and Warranties. Each Dealer represents and warrants that at the time of execution of this Agreement and at the time of each approval and each advance hereunder: (a) such Dealer does not conduct business under any trade styles or trade names except as disclosed by such Dealer to Agent in writing and has all the necessary authority to enter into and perform this Agreement and such Dealer will not violate its organizational documents, or any law, regulation or agreement binding upon it, by entering into or performing its obligations under this Agreement; (b) such Dealer will only keep Collateral at locations within the U.S. which have been disclosed to Agent either (i) in writing prior to the execution of this Agreement or (ii) upon thirty (30) days prior written notice, and, in either case, which have been approved by Agent (“Permitted Locations”); (c) this Agreement correctly sets forth such Dealers’ true legal name, the type of its organization (if not an individual), the state in which such Dealer is incorporated or otherwise organized, and such Dealers’ organizational identification number, if any; (d) all information supplied by such Dealer to Agent and Lenders, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete in all material respects, and any Vehicle Certification supplied by such Dealer to Agent and Lenders in connection with this Agreement is true, correct and complete; (e) such Dealer has good title to all Collateral; (f) there are no actions or proceedings pending or threatened against such Dealer which might result in any material adverse change in such Dealers’ financial or business condition; (g) such Dealer is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or organization as set forth in Schedule 3, and is duly qualified and in good standing or has applied for qualification as a foreign Person authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except to the extent that the failure to so qualify would not reasonably be expected to have a material adverse effect; (h) such Dealer (i) is not in violation of any law, ordinance, rule, regulation, judgment, decree or order of any federal, state or local governmental body or court if such violation would reasonably be expected to result in a material adverse effect; and (ii) has obtained all required permits, certificates, licenses, approvals and other authorizations from governmental agencies and entities (whether federal, state or local) necessary to carry on its operation if the failure to obtain such permit, certificate, license, approval or other authorization would reasonably be expected to result in a material adverse effect; and (i) (i) such Dealer is in compliance, in all material respects, with the USA PATRIOT Act, FCPA (defined below) and all applicable Anti-Terrorism Laws, (ii) (A) such Dealer or any director, officer, or employee of such Dealer, or (B) to the knowledge of any Dealer, any agent or Affiliate that will act in any capacity in connection with or benefit from any facility established hereby of the Dealers is not a Person that is: (x) a Sanctioned Person; or (y) located, organized or resident in a Sanctioned Country, and (iii) no part of the proceeds of the Loans will be used by PubCo or any of its Subsidiaries, including the Dealers, directly or, to the knowledge of PubCo or any of its Subsidiaries, indirectly, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), (B) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (C) in any manner that would result in a violation of any applicable Anti-Terrorism Law by PubCo or its Subsidiaries.

7.    Covenants.

(a)    Until sold as permitted by this Agreement, each Dealer shall own all of its Collateral free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively "Liens"), other than Liens (i) in favor of Agent and Liens in favor of Credit Facility Agent; provided, however, that all Liens, from time to time, in favor of Credit Facility Agent shall be subject to the Intercreditor Agreement, (ii) Liens for taxes, assessments or other governmental charges that are not due or payable or that are due or payable, but are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) representing easements, rights of way, restrictions, encroachments, and other minor defects in title, provided that such Liens do not interfere in any material respect with the ordinary conduct of any Dealer’s business, (iv) purported to be Liens evidenced by the filing of precautionary UCC-1 Financing Statements related solely to operating leases of personal property entered into in the ordinary course of business; (v) subject to any requirement to provide lien waivers pursuant to Section 9(c), statutory Liens of landlords, warehousemen, mechanics and other similar Liens imposed by law in the ordinary course of business for amounts not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (vi) pledges and deposits made in the ordinary course of business in compliance with worker’s compensation, unemployment insurance and other social security laws or regulations or letters of credit or guaranties issued in respect thereof; (vii) [reserved]; (viii) customary rights of set-off, revocation, refund or chargeback under deposit agreements, common law or other law applicable to banks or other financial institutions where PubCo, Holdings, any Dealer or any Subsidiary maintains deposits in the ordinary course of business, and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (x) contractual rights of set off relating to purchase orders and other agreements entered into with customers in the ordinary course of business; and (xi) Liens permitted pursuant to Section 7(c)(viii).

(b)    Each Dealer will:

(i)    keep all Collateral at Permitted Locations and keep all tangible Collateral safe and secure, in good order, repair and operating condition in all material respects and insured as required herein;

(ii)    promptly file all tax returns required by law and promptly pay when due all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement, other than, in each case, taxes, fees and other governmental charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(iii)    permit Agent and its designees without notice, to inspect the Collateral during normal business hours and at any other time Agent reasonably deems desirable (and such Dealer hereby grants Agent and its designees an irrevocable license to enter such Dealer’s business locations during normal business hours without notice to such Dealer to account for and inspect all Collateral and to examine and copy such Dealer’s books and records related to the Collateral), and in connection with any inspection, provide Agent and its designees safe and secure access to the Collateral and comply with any request made by Agent or its designees to move the Collateral in order to provide such safe and secure access;

(iv)    keep complete and accurate records in all material respects of its business, including inventory, accounts and sales, and permit Agent and its designees to inspect and copy such records upon Agent’s reasonable request;

(v)    furnish Agent and Lenders with such additional information regarding the Collateral and such Dealer’s business and financial condition as Agent or any Lender may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth below);

(vi)    immediately notify Agent of any material adverse change in such Dealer’s prospects, business, operations or condition (financial or otherwise) or in any Collateral;

(vii)    execute (or cause any third party in possession of Collateral to execute) all documents Agent requests to perfect and maintain the security interest in the Collateral granted to Agent, pursuant to Section ~~21~~23(a)(ii);

(viii)    deliver to Agent promptly (but in any event within three (3) days) upon each request by Agent (and Agent may retain) each certificate of title or statement of origin issued for Collateral financed by any one or more Lenders;

(ix)    at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires and, upon Agent’s reasonable request, provide Agent with documentation evidencing the same;

(x)    notify Agent of the commencement of any material legal proceedings against such Dealer or any Guarantor (as defined below);

(xi)    comply with (i) the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls or anti-money laundering, and maintain in effect policies and procedures designed to ensure compliance by PubCo and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable sanctions, and (ii) in all material respects with all other laws, rules and regulations applicable to such Dealer;

(xii)    maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be reasonably requested by Agent;

(xiii)    take all steps reasonably requested by Agent to ensure that Agent’s security interest in inventory at all times constitutes a perfected, first priority security interest in inventory and does not become subordinate to the security interests or claims of any Person other than Liens permitted pursuant to Section 7(a);

(xiv)    immediately notify Agent of any Dealer which has not already executed a Vehicle Certification that is (i) principally directed or managed from the State of California or (ii) organized or incorporated under the laws of the State of New York, has a principal place of business in the State of New York, or does business in the State of New York; and

(xv)    in the event that, subsequent to the Closing Date, any new domestic subsidiary is acquired by any Dealer pursuant to a Permitted Acquisition or any new subsidiary of a Guarantor or Dealer is formed by such Guarantor or Dealer in connection with a Permitted Acquisition (each such domestic subsidiary prior to their joinder pursuant to this Section 7(b)(xv) being referred to herein as an “Acquisition Subsidiary”), (A) promptly notify Agent if notice was not previously provided to Agent in connection with the requirements set forth in the definition of “Permitted Acquisition,” and (B) to the extent required by Agent, within thirty (30) days after such Person becomes a Subsidiary (or such longer period as Agent may agree in its Permitted Discretion), cause such domestic subsidiary to be joined as a Dealer hereunder, to grant liens to Agent in all of its personal property that would otherwise constitute Collateral by executing and delivering to Agent a joinder agreement in form and substance satisfactory to Agent in its Permitted Discretion, and authorize and deliver, at the request of the Agent, such UCC financing statements or similar instruments required by Agent to perfect the liens in favor Agent securing the Obligations hereunder, along with such other documentation (including opinions of legal counsel) as may be requested by Agent in its Permitted Discretion in connection with such joinder, including, without limitation, any agreements, instruments, or other documents required by the Loan Documents, in each case to the extent permitted under the Intercreditor Agreement. Upon the joinder of any Acquisition Subsidiary as a new Dealer hereunder, Agent may, from time to time, update Schedule 3 to the IFA to include, without the need for further formal amendment or consent of any Dealers, Guarantors, or Lenders (including Required Lenders), the name, entity type and jurisdiction of such Acquisition Subsidiary, and such Acquisition Subsidiary shall be deemed to have joined the ~~Agreement Regarding Expected Outstanding Amount~~Vehicle Certification as a Dealer.

(c)    No Dealer will, without Agent’s prior written consent:

(i)    use (except for demonstration for sale or as permitted by Section 7(c)(xii)), rent (except as permitted under Section 3), lease, sell, transfer, consign, license or otherwise dispose of any Collateral except for (A) sales of inventory at retail in the ordinary course of such Dealer’s business and (B) sales or other dispositions of obsolete or worn out property or other property not necessary for the operations of such Dealer in the ordinary course of business and not constituting inventory at the time of such sale or other disposition;

(ii)    sell or otherwise transfer Inventory to a Dealer Affiliate, including, without limitation, an Acquisition Subsidiary;

(iii)    engage in any other material transaction not in the ordinary course of such Dealer’s business other than transactions permitted hereby;

(iv)    change its business in any material manner or its organizational structure other than in connection with a Permitted Acquisition or change its registration to a registered organization other than as specified above;

(v)    change its name or conduct business under a trade style or trade name other than those disclosed by such Dealer to Agent in writing, without giving Agent at least thirty (30) days’ prior written notice thereof;

(vi)    change the state in which it is incorporated or otherwise organized (except upon thirty (30) days’ prior written notice to Agent);

(vii)    change its chief executive office or office where it keeps its records with respect to accounts or chattel paper (except upon thirty (30) days’ prior written notice to Agent);

(viii)    finance on a secured basis with any Vendor or any third party the acquisition of Inventory, obtain inventory from third parties by consignment, or otherwise create, incur, assume or suffer to exist any Lien on any of such Dealer’s assets other than Liens which are permitted pursuant to Section 7(a) hereof; provided, however, Dealers may:

a.    create, incur, assume or suffer to exist any Lien in the form of Capital Leases or securing purchase money Indebtedness solely for equipment, so long as any such Liens shall encumber only the equipment acquired with the proceeds of such Indebtedness or subject to such Capital Lease, as the case may be; and

b.    create, incur, assume or suffer to exist any Lien in connection with the TCF Agreement, so long as:

i.any such Liens shall only encumber inventory manufactured by BRP Inc. or one of its Subsidiaries which is financed pursuant to the TCF Agreement; and

ii.the outstanding balance under the TCF Agreement does not exceed $1,000,000; and

c.    create, incur, assume or suffer to exist any Lien in connection with an ongoing purchase arrangement with Volvo Penta of the Americas, LLC, so long as:

i.    Dealers shall use such purchase arrangement only to finance parts inventory used in any Dealers’ maintenance operations, and such Lien shall not extend to Inventory; and

ii.    the outstanding balance under such facility does not exceed $500,000 in the aggregate as of any date of determination; and

d.    obtain inventory from third parties by consignment or otherwise create, incur, assume or suffer to exist any Lien pursuant to consignment agreements approved in writing by Agent in its Permitted Discretion.; provided, however, that Dealers may, without the approval of Agent, obtain boat inventory from third parties on consignment in the ordinary course of business pursuant to arrangements generally disclosed to Agent in advance so long as, at any time, Dealers, in the aggregate have no more than ten such boats; provided further that, this Section 7(c)(viii)(d) shall not govern the GMF Consignment Arrangements, which are governed by Section 7(g).

(ix)    store inventory financed by Agent with any third party;

(x)    merge or consolidate with another Person (other than another Dealer so long as the surviving entity of such merger or consolidation is a Dealer), or divide itself pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar law or statute;

(xi)    acquire the assets or ownership interest of any other Person other than in connection with a Permitted Acquisition; provided, however, that notwithstanding anything in this Agreement to the contrary, no Permitted Acquisition shall be permitted (i) if PubCo and its Subsidiaries on a consolidated basis are not in pro forma compliance with the covenants set forth in Section 7(e) hereof before and after giving effect to such Permitted Acquisition or (ii) if any other Default or Event of Default shall exist immediately prior to or after giving effect to such Permitted Acquisition.

(xii)    permit, or allow to be permitted, any Person (A) other than the Management Team to use, other than in the ordinary course of business, demo units consisting of Collateral, or (B) on the Management Team to use demo units outside the ordinary course of business for more than two hundred seventy (270) days per unit.

(xiii)    guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Person (other than Permitted Indebtedness of PubCo or any of its Subsidiaries), except by endorsement of instruments or items of payment for deposit to the general account of such Dealer or which are transmitted or turned over to Agent for the benefit of Lenders, on account of the Obligations;

(xiv)    redeem, retire, purchase or otherwise acquire, directly or indirectly, any of such Dealer’s Capital Securities;

(xv)    make any change in such Dealer’s capital structure or in any of its business objectives or operations which would reasonably be expected to adversely affect in any material respect the ability of such Dealer to repay the Obligations;

(xvi)    incur, create, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness;

(xvii)    make any Restricted Payment which is not a Permitted Restricted Payment;

(xviii)    enter into any transaction that results in a Change in Control;

(xix)    move Collateral from stock inventory to rental inventory, other than as permitted under this Agreement;

(xx)    move Collateral from rental inventory to stock inventory;

(xxi)    rent or lease any Rental Unit contrary to the terms of this Agreement;

(xxii)    assign, sell, pledge, convey or by any other means transfer to any Person, other than Agent, any Rental Contracts or Chattel Paper related thereto;

(xxiii)    do business as a lessor of Rental Units without also doing business as a seller or reseller of new or used marine units under the same legal entity;

(xxiv)    request any Loan, and no Dealer shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, and employees shall not use, the proceeds of any Loan, in any manner that would result in the violation of any sanctions applicable to any party hereto; or

(xxv)    permit Collateral with a value in excess of $5,000,000.00 to be located at the Denison Yachting, LLC location at 13555 Fiji Way, Marina Del Ray, California.

(d)    Notwithstanding the provisions of Section 7(c)(ii) above, a Dealer may sell or otherwise transfer inventory to another Dealer who is a signatory to this Agreement. The parties agree that any such inventory that is sold or otherwise transferred at any time by one Dealer to another shall be and remain Collateral and shall continue to secure the Obligations.

(e)    Financial Covenants. Each Dealer covenants and agrees that so long as any of the Obligations to Lenders (other than Swap Obligations) remains outstanding or the Agreement remains in effect, even if no Indebtedness to Lenders is outstanding:

(i)    Funded Debt to EBITDA Ratio. The Dealers shall not permit the Funded Debt to EBITDA Ratio of PubCo on a consolidated basis for any Quarterly Computation Period to exceed the ratios set forth in the table below for the fiscal quarters set forth on the table below:

Fiscal Quarter	Funded Debt to EBITDA Ratio
~~Fiscal quarter ending September 30, 2024~~	~~4.00:1.00~~
Fiscal quarter ending ~~December 31, 2024~~September 30, 2025, through and including the fiscal quarter ending ~~March~~December 31, 2025	4.50:1.00
Fiscal quarter ending ~~June 30~~March 31, ~~2025~~2026, and each fiscal quarter thereafter	4.00:1.00

(ii)    Fixed Charge Coverage Ratio. The Dealers shall not permit the Fixed Charge Coverage Ratio of PubCo on a consolidated basis for any Quarterly Computation Period to be less than ~~a ratio of 0.75 to 1.00.~~

(iii)    ~~Minimum Liquidity. At all times, the Dealers shall not permit the Liquidity of PubCo on a consolidated basis to be less than the amounts~~the ratios set forth on the table below for the ~~calendar months~~fiscal quarters set forth on the table below~~, tested as of the final day each such calendar month~~:

~~Period~~Fiscal Quarter	~~Minimum Liquidity~~Fixed Charge Coverage Ratio
~~Month~~Fiscal quarter ending ~~November~~September 30, ~~2024~~2025, through and including the ~~month~~fiscal quarter ending ~~January~~March 31, ~~2025~~2026	~~$5,000,000~~0.70:1.00
~~Month~~Fiscal quarter ending ~~February 28, 2025, through and including the month ending March 31, 2025~~June 30, 2026	~~$7,500,000~~0.75:1.00
~~Month~~Fiscal quarter ending ~~April~~September 30, ~~2025~~2026, and each ~~month~~fiscal quarter thereafter	~~$15,000,000~~0.85:1.00

(iii)    Minimum Liquidity. The Dealers shall not permit the Liquidity of PubCo on a consolidated basis to be less than $25,000,000.00 as of the final day of each calendar month, tested monthly as of such date.

(f)    Changes in GAAP. If as of the date of the Dealers’ fiscal year end any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Dealers or the Required Lenders shall so request, Agent, the Lenders and Dealers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, notwithstanding anything to the contrary set forth in Section 18 hereof); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Dealers shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements delivered pursuant to Section 9(a)(i) for the fiscal year ending September 30, 2018 for purposes of determining the Funded Debt to EBITDA Ratio and the Fixed Charge Coverage Ratio (including for purposes of Sections 7(e)(i) and 7(e)(ii)), without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.

(g)    Swap Transactions. No Dealer shall, nor shall any Dealer permit any of its Subsidiaries to, enter into any Swap Transaction, other than Swap Transactions entered into in the ordinary course of business to hedge or mitigate risks to which such Dealer or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each Dealer acknowledges that a Swap Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Swap Transaction under which such Dealer or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Securities or any Indebtedness, or (ii) as a result of changes in the market value of any Capital Securities) is not a Swap Transaction entered into in the ordinary course of business to hedge or mitigate risks.

(h)    GMF Consignment Covenants.
(i)    Dealers shall deliver to Agent, concurrently with the delivery of the inventory report described in Section (9)(a)(v) of this Agreement, a current GMF Consigned Inventory Report following the GMF Consignment Consent Effective Date, or as more frequently requested by Agent from time to time.

(ii)    Dealers shall not hold, at any one time, consigned inventory subject to the GMF Consignment Arrangements in an amount greater than, in aggregate, $30,000,000 as measured by each applicable Dealer’s invoices issued to GMF.
(iii)    Dealers shall provide no less than five (5) Business Days notice to Agent prior to the execution of any additional GMF Consignment Agreement and such notice shall include a copy of such consignment agreement.

(iv)    Dealers are permitted to execute and deliver such further instruments and documents and take such further actions to carry out the transactions contemplated by the GMF Consignment Agreements, provided, however, that such Dealers shall not enter into, or suffer to exist, any amendment or other modification to any GMF Consignment Agreement or any GMF Consignment Arrangement which could be reasonably determined to be materially adverse to Agent or Lenders, including, without limitation, any modification that results in a change to the inventory manufacturers or any modification that results in any additional Dealer becoming a consignee, without obtaining Agent’s prior written consent.
8.    Insurance.

(a)    All risk of loss, damage to or destruction of Collateral shall at all times be on Dealers. Each Dealer shall keep all of its tangible Collateral insured for full value against all insurable risks under policies delivered to Agent and issued by insurers satisfactory to Agent with loss payable to Agent on behalf of Lenders. Agent is to be provided with any written notice of cancellation or change in such policies within two (2) business days of the issuance of such notice. Agent is authorized, but not required, to act as attorney-in-fact for each Dealer in adjusting and settling any insurance claims under any such policy and in endorsing any checks or drafts drawn by insurers. Each Dealer shall promptly remit to Agent in the form received, with all necessary endorsements, all proceeds of such insurance which such Dealer may receive. Agent, at its election, shall either apply any proceeds of insurance it may receive toward payment of the Obligations or pay such proceeds to such Dealer or any other Dealer.

(b)    [Reserved].

(c)    In addition to Dealers’ obligation to insure the Rental Units, Dealers will keep the Rental Units insured for their full insurable value under an “all risk” property insurance policy which includes rental insurance coverage in the minimum amount of $1,000,000, with a company acceptable to Agent, naming Agent as a lender loss-payee and containing standard lender's loss payable and termination provisions. Dealers will maintain liability insurance with an insurance carrier and in an amount satisfactory to Agent. Dealers will provide Agent with written evidence of such insurance coverage and Agent's loss-payee endorsement within thirty (30) days of delivery of any such Rental Unit to Dealers by a manufacturer.

9.    Reporting.

(a)    Financial Statements. Unless waived by Agent, each Dealer will deliver to Agent and, if such Lender requests, each requesting Lender, in a form satisfactory to Agent and any requesting Lenders: (i) within one hundred twenty (120) days after the end of each fiscal year, an audited consolidated balance sheet of PubCo and consolidating balance sheets of Dealers as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, and accompanied by the report of a nationally recognized independent certified public accounting firm reasonably acceptable to Agent, approved by Agent in its Permitted Discretion, which report shall (A) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) not include any explanatory paragraph expressing substantial doubt as to going concern status of Dealers; (ii) within forty-five (45) days after the end of each of Dealer’s fiscal quarters, including each fourth fiscal quarter, a copy of the unaudited consolidated balance sheet of PubCo and consolidating balance sheets of Dealers, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such quarter, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, all certified on behalf of the Dealers by an appropriate officer of the Dealers as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Dealers, subject to normal year-end adjustments and absence of footnote disclosures; (iii) within thirty (30) days after the end of each Dealer’s fiscal months, other than fiscal quarter-end, a copy of the unaudited balance sheets and profits and loss statements of PubCo and Dealers; ~~and~~ (iv) within thirty (30) days after the end of each fiscal year of Dealers, Dealers’ financial projections for the then-current fiscal year and income statement and balance sheet for such fiscal year broken out by fiscal quarter on a consolidated basis; provided, however, that Agent shall not waive the delivery of the financial statements required by clauses (i) and (ii) above without Required Lenders’ consent; and (v) within five (5) Business Days after the end of such Dealer’s fiscal month, a detailed inventory report in form and substance acceptable to Agent. Dealers represent that all financial statements and information which have been or may hereafter be delivered by a Dealer are and will be correct and prepared in accordance with accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of any Dealer since the submission to Agent and each Lender of such financial statements, and Dealers acknowledge Agent's reliance thereon.

(b)    Upon Agent’s or any Lender’s request, Dealers will immediately notify Agent and, if applicable, such Lender, orally and in writing of any and all Rental Contracts, sales, damage or other disposition regarding the Rental Units and all terms and details thereof. Monthly, or at such other intervals as Agent may determine, Dealers will provide Agent with a report, in a form and containing such detailed information as Agent may require, regarding Dealers’ outstanding Rental Contracts. In addition, Dealers will report such other information relating to the Rental Contracts and Rental Units as Agent may require.

(c)    Each Dealer, on the same date the financial reports required to be delivered pursuant to Section 9(a)(i) are due, will provide a list of all locations where Collateral is or may be kept, including information as to whether the property is owned or leased, any Liens or other encumbrances on such property, and if leased, the name of the lessor, the lease term, and any other information Agent shall request. If any Collateral location is subject to a mortgage, deed of trust, or other Lien in favor of any Person other than Agent, except any Lien permitted by Section 7(a) of this Agreement, to the extent required by Agent, Dealers agree to promptly obtain an agreement from such Person, waiving such Person’s Lien on the Collateral and providing Agent reasonable access thereto, in form and substance acceptable to Agent and duly executed and delivered by such Person.

(d)    Dealers shall deliver to Agent annually on the same date the financial reports required by Section 9(a)(i) are delivered to Agent, organizational charts showing the ownership structure of Dealers and any Guarantor (other than Guarantors who are natural persons), in form and content satisfactory to Agent in its Permitted Discretion. Dealers shall be deemed to represent and warrant that such organizational charts are true and correct in all respects, and such organization shall include all information so that such organizational charts are not misleading.

(e)    Dealers shall deliver to Agent at the time of each Permitted Acquisition, and annually on the same date the financial reports required by Section 9(a)(i), a report in form and substance acceptable to Agent documenting peak inventory at each location in order to assess insurance coverage with Agent having sole discretion to determine minimum insurance limits.

(f)    Dealers shall deliver to Agent a weekly Inventory borrowing base certificate with supporting information required by Agent no later than Tuesday of each week (or, if such Tuesday is not a Business Day, the next succeeding Business Day) in form and substance acceptable to Agent or more frequently as may be requested by Agent from time to time.

(g)    On the same date Dealers deliver the financial statements required by Sections 9(a)(i), 9(a)(ii), and 9(a)(iii), Dealers shall deliver a compliance certificate in form and substance acceptable to Agent in its Permitted Discretion.

(h)    Dealers shall deliver to Agent and any requesting Lender “Know Your Customer” documentation, including, without limitation, beneficial ownership certification, as requested by Agent or such Lenders (including upon addition of any new entity to this Agreement or other Loan Documents).

(i)    ~~Cash Flow Forecasts.~~

(i)    ~~(i)Prior to April 1, 2025 (or such later date as may be required by Agent to the extent PubCo and its Subsidiaries on a consolidated basis are not in compliance with the Liquidity covenant set forth in Section 7(e)(iii) hereof)~~Commencing on the Third Amendment Effective Date, Dealers shall cause to be delivered to Agent any Cash Flow Forecast (or similar document) and Liquidity reports (or similar document) delivered or required to be delivered to Credit
Facility Agent by or on behalf of any of the Dealers or Guarantors at the same time such Cash Flow Forecasts or Liquidity reports (or similar documents), as applicable, are delivered or required to be delivered to Credit Facility Agent.

(j)    On no less than a monthly basis, commencing after the Third Amendment Effective Date, the Dealers shall provide or cause to be provided reasonably detailed updates to Agent and the Lenders [*].

~~(ii)    Commencing on April 1, 2025, through the date on which the financial statements and compliance certificate required by Sections 9(a)(i), (ii) and (iii) and Section 9(g) are delivered for the fiscal quarter ending March 31, 2025 (or such later date as may be required by Agent to the extent the PubCo and its Subsidiaries on a consolidated basis are not in compliance with the Liquidity covenant set forth in Section 7(e)(iii) hereof), the Dealers shall prepare each updated Cash Flow Forecast and deliver such forecast to Agent no later than the first (1st) Business Day of each week.~~
~~(iii)    Commencing on the last day of the calendar month on which the financial statements and compliance certificate required by Sections 9(a)(i), (ii) and (iii) and Section 9(g) are delivered for the fiscal quarter ending March 31, 2025, through the date on which the financial statements and compliance certificate required by Sections 9(a)(i), (ii) and (iii) and Section 9(g) are delivered for the fiscal quarter ending June 30, 2025 (or such later date as may be required by Agent to the extent the PubCo and its Subsidiaries on a consolidated basis are not in compliance with the Liquidity covenant set forth in Section 7(e)(iii) hereof), the Dealers shall prepare each updated Cash Flow Forecast and deliver such forecasts to the Agent no later than the third (3rd) Business Day of each month.~~
10.    Payment Terms.

(a) Each Dealer will immediately pay to Agent for the benefit of Lenders, the principal amount of the Obligations owed by such Dealer on each item of Collateral financed by Lenders on the earliest occurrence of any of the following events: (i) when such Collateral is lost, stolen or damaged; (ii) for Collateral financed under any pay-as-sold (“PAS”) terms, when such Collateral is sold, transferred, rented, leased, otherwise disposed of, unaccounted for, or its payment term has matured; (iii) for Collateral financed under any scheduled payment program (“SPP”) terms, in strict accordance with the installment payment schedule; (iv) in strict accordance with any curtailment schedule for such Collateral; and (v) when otherwise required under the terms of this Agreement. The PAS, SPP and curtailment terms are or may be set forth in a Transaction Statement. [Agent may apply: (1) payments to reduce finance charges first and then principal, regardless of a Dealer’s instructions; and (2) principal payments to the oldest (earliest) invoice for Collateral financed by Lenders, but, in any event, all principal payments, may, in Agent’s sole discretion, first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges. For purposes of this Agreement, “Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business, other than a Saturday, Sunday or federal or statutory holiday.

(b)    If Dealers (i) fail to immediately remit funds to Agent upon the maturity of Dealers’ applicable payment terms with respect to such advance or upon the sale, transfer, rental, lease, loss, theft, damage, or other disposition of or inability to account for any inventory financed by Lenders for Debtor (a “sale out of trust” or “SOT”) or (ii) are required to make immediate payment to Agent of any past due obligation discovered during any Collateral review, or at any other time, then Agent's acceptance of any payment with respect to such past due obligation (whether in full or partial satisfaction of such obligation) shall not be construed to have waived or amended the terms of its financing program. Dealers will send all such payments to Agent as directed. The acceptance of payment by Agent described herein shall not constitute a waiver of any rights or remedies available to Agent for any Default of Dealers.

(c)    Any Vendor Credit granted to a Dealer for any Collateral will not reduce the Obligations Dealers owe Lenders until Agent has received payment therefor ~~as set~~ as set forth below. Each Dealer will: (i) pay Agent even if any

Collateral is defective or fails to conform to any warranties extended by any third party; and (ii) indemnify and hold Agent and each Lender harmless against all claims and defenses asserted by any buyer of any Collateral. Each Dealer waives all rights of setoff such Dealer may have against Agent or any Lender. No Dealer will assert against Agent or any Lender any claim or defense such Dealer may have against any Vendor and any such claims or defenses shall not affect Dealers’ liabilities or obligations to Agent and Lenders.

(d)    Any Loans which are not used to acquire inventory, as contemplated hereby, shall be paid on demand unless otherwise provided in this Agreement or in any Transaction Statement. In order to adequately secure Dealers’ Obligations to Agent, Dealers shall, at Agent’s request, immediately pay Agent the amount necessary to reduce the sum of any outstanding advances with respect to inventory received by Dealers to an amount which does not exceed the aggregate invoice price to Dealers of the inventory in Dealers’ possession which (i) is financed by any one or more Lenders, and (ii) in which Agent, for the benefit of Lenders has a perfected first priority lien.

(e)    All payments due by any Dealer under this Agreement or otherwise shall be made by check made on a United States bank, ACH, EDI or federal wire, in each case drawn on an account established in the name of such Dealer. Payment in any other form may delay processing or be returned to such Dealer, and may cause such Dealer to incur a late payment fee. Agent policy bars payment by cash or cash equivalents and any such payments will be declined; Agent reserves the right to decline other forms of payment, including but not limited to, cashier’s checks, money orders, bank drafts, third-party checks and traveler’s checks. In the event of any such payment decline, such Dealer’s debt will remain outstanding and interest/fees permitted under such Dealer’s agreement may accrue until acceptable payment is received. Agent will recognize and credit payments according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding Agent’s payment recognition policy is available from Dealers’ Agent representative, the Agent website, or will be communicated pursuant to Section 12(b) below.

11.    Calculation of Charges.

(a)    Dealers shall pay fees, charges and interest (collectively, “Charges”) with respect to each advance in accordance with the Agreement. Dealer shall pay Agent its customary Charge for any check or other item which is returned unpaid to Agent. Unless otherwise provided in the Agreement, the following additional provisions shall be applicable to Charges: (i) any reference to “Prime Rate” shall mean, for any calendar month, an interest rate equal to the greater of (A) the highest “prime rate” as published in the “Money Rates” column of The Wall Street Journal, or in such other publication, website or electronic source as Agent, in its sole discretion, may select, on or about the first Business Day of such month, rounded to such number of decimal places as selected by Agent, or (B) the Minimum (as defined below); if for any reason such rate is no longer published in The Wall Street Journal, Agent shall select such replacement index as Agent in its sole discretion determines most closely approximates such rate; (ii) all Charges shall be paid by Dealer monthly pursuant to the terms of the billing statement in which such Charges appear; (iii) interest on each advance and principal amount of the Obligations related thereto shall be computed for any period by dividing the interest rate provided in each applicable Transaction Statement by 360 (the quotient of which is herein referred to as the “Daily Rate”), and then multiplying the Daily Rate by either (A) the average principal balance outstanding during such period, or (B) the actual principal balance outstanding on each day during such period; (iv) interest on an advance shall begin to accrue on the Start Date, which shall be defined as the earlier of: (A) the invoice date referred to in the Vendor's invoice; or (B) the ship date referred to in the Vendor’s invoice; or (C) the date any one or more Lenders make such advance; provided, however, if a Vendor fails to fully pay, by honoring or paying any Lender Credit or otherwise, the interest or other cost of financing such inventory during the period between the Start Date and the end of the Free Floor Period (as defined below), then Dealers shall pay such interest to Agent on behalf of Lenders, on demand as if there were no Free Floor Period with respect to such inventory; (v) for the purpose of computing Charges, any payment will be credited pursuant to Agent’s payment recognition policies, as in effect from time to time; (vi) advances or any part thereof not paid when due (and Charges not paid when due, at the option of Agent, shall become part of the principal amount of the Obligations and)

shall bear interest at the Default Rate (as defined below); and (vii) all interest rates provided or referenced in Transaction Statements, including all references to base rate, prime rate, or Adjusted 30-Day Average SOFR and additions to base rate, prime rate, or Adjusted 30-Day Average SOFR are provided and referenced on the basis of a 360-day year. The method of calculating interest provided in this Section 11(a) (i.e., the interest rate calculated based on a year of 360 days, for the actual number of days elapsed) will result in a higher effective rate than the quoted numeric rate provided in the Transaction Statement. For purposes of this Agreement, the following definitions shall apply: “Minimum” shall mean the greater of (a) zero percent (0%) or (b) such other minimum amount as may be identified on the applicable Transaction Statement or notice provided by Agent to Dealers pursuant to the Agreement; “Default Rate” shall mean the default rate specified in a Dealer’s financing program with any one or more Lenders, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law; “Free Floor Period” shall mean a period equal to the number of days during which a Vendor agrees to assume the cost of financing Collateral purchased by a Dealer by granting Agent a Lender Credit.

(b)    Agent and Lenders intend to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein, in any Transaction Statement, or in any other document, neither Agent nor any Lender shall ever be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If Agent or any Lender ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, Agent or such Lender will apply such excess amount to the reduction of the unpaid principal balance which any Dealer owes in accordance with Section 10, and then will pay any remaining excess to such Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealers, Agent and each Lender shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. Each Dealer agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement, including as provided in each accepted Transaction Statement, as may be amended as provided herein; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by any Dealer or Dealers pursuant to this Agreement and that are determined to be interest or in the nature of interest.

(c)    If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Reference Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Reference Rate); or impose on any Lender or the Eurodollar interbank market any other condition affecting this Agreement or any Eurodollar loans made by such Lender; and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender may provide Dealers (with a copy thereof to the Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Dealers shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.

(d)    If any Lender shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the parent company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or such parent company could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such parent company with respect to capital adequacy and liquidity), then, from time to time, such Lender may provide the Dealers (with a copy thereof to the Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Dealers shall pay to such Lender such additional amounts as will compensate such Lender or such parent company for any such reduction suffered.

12.    Billing Statement/Fees; Right to Modify Charges and Other Terms.

(a)    Agent will transmit, send or otherwise make available to each Dealer a monthly billing statement identifying all charges due on such Dealer’s account with respect to this Agreement. The charges specified on each billing statement will be (i) due and payable in full immediately on receipt, unless otherwise stated in writing in ~~your~~such billing statement, transaction statement or other written document provided by Agent, and (ii) an account stated, unless Agent receives a Dealer’s written objection thereto within fifteen (15) days after it is transmitted, sent or otherwise made available to such Dealer. If Agent does not receive, by the 25th day of any given month, payment of all charges accrued to a Dealer’s account with any one or more Lenders during the immediately preceding month, Dealers will (to the extent allowed by law) pay Agent a late fee equal to the greater of $5 or 5% of the amount of such charges (payment of such fee does not waive the default caused by the late payment). Agent may adjust the billing statement at any time to conform to applicable law and this Agreement.

(b)    Agent may charge one or more fees in connection with the servicing and administration of a Dealer’s account for its own account (and for the avoidance of doubt, Lenders other than CDF shall have no interest in any such fees). From time to time, Agent may provide written notice to Dealer of new or changed fees charged by Agent for its own account, interest and/or other finance charges (including without limitation, increases or decreases in the periodic rate or amount of finance charges, the method of computing finance charges and when and how finance charges, and principal payments, are payable), policies, practices and other charges and/or credit terms (collectively, “Fees and Terms”) payable by, or applicable to, one or more Dealers or relating to one or more Dealer’s accounts generally, or in connection with specific services or events, to be effective as of the notice date, or such other future effective date as Agent shall advise, with respect to existing Obligations owing by one or more Dealers to Agent and/or any one or more Lenders and/or to Obligations incurred or arising after such notice or future effective date, as the case may be, all as Agent may elect by so indicating in such notice. Such notice may be delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the Transaction Statement and/or the billing statement. ~~Dealer~~Dealers shall be deemed to have accepted such Fees and Terms by either (i) making any request for financing on or after the effective date of such notice, or (ii) failing to notify Agent in writing of any objection to a ~~Transaction Statement, billing statement or written notice advising~~notice that advises of such Fees and Terms (x) by means of a Transaction Statement or other written notice (other than a billing statement or website posting), within thirty (30) days after such Transaction Statement or written notice has been sent or otherwise made available to a Dealer, or (y) by means of a billing statement or website posting, within fifteen (15) days after such ~~notice~~billing statement or website posting, as applicable, has been sent ~~to a~~or otherwise made available to such Dealer. If ~~a Dealer objects~~Dealers object to the Fees and Terms, such Fees and Terms shall not be imposed, but Agent may charge or implement the last Fees and Terms to which ~~such Dealer has~~Dealers have not objected, and may elect to terminate Dealers’ financing program.

(c)    Adjustments. Any statement with respect to any Obligations sent or made available (electronically or otherwise) to Dealers by Agent, including without limitation any Transaction Statement, shall be subject to subsequent adjustment by Agent to correct any error or omission therein, but, absent manifest error, shall be presumed accurate evidence of Obligations and information covered thereby unless Agent shall have received written notice from Dealers specifying any error within thirty (30) days after the date of such statement, notwithstanding such notice by Dealers to Agent, Dealers’ obligation to make payments to Agent for the benefit of Lenders with respect to any amount contested as erroneous by Dealers shall not be waived or extended unless and until Agent consents in writing to such waiver or extension, provided that any such waiver or extension with respect to amounts which are not erroneous shall be subject to Section 18.

13.    Default. The occurrence of one or more of the following events shall constitute a default by Dealers (a “Default”):

(a)    (i) a Dealer shall fail ~~(i)~~ to pay (A) any Obligations representing principal when due, or (B) any Obligations representing interest or other Charges within one (1) Business Day of the applicable due date therefor, or (ii) any remittance for any Obligations is dishonored when first presented for payment;

(b)    any representation made to Agent or any Lender by a Dealer or by any guarantor, surety, issuer of a letter of credit or any person other than a Dealer primarily or secondarily liable with respect to any Obligations (a “Guarantor”) shall not be true in any material respect, or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect in any respect, when made or if a Dealer or any Guarantor shall breach any covenant, warranty or agreement in this Agreement to or with Agent and/or any Lender;

(c)    a Dealer (including, if a Dealer is a partnership or limited liability company, any partner or member of a Dealer) or any Guarantor shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern;

(d)    any letter of credit or other form of collateral provided by a Dealer or a Guarantor to Agent with respect to any Obligations or Collateral shall terminate or not be renewed at least thirty (30) days prior to its stated expiration or maturity;

(e)    a Dealer abandons any Collateral except for obsolete or worn out property or other property not necessary for the operations of such Dealer in the ordinary course of business and not constituting inventory at the time of such abandonment;

(f)    any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Obligations;

(g)    a Dealer or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”);

(h)    an attachment, sale or seizure shall be issued or shall be executed against any assets of a Dealer or of any Guarantor;

(i)    a Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Collateral which a Lender finances;

(j)    a Dealer, Guarantor or any third party shall file any correction or termination statement with respect to any Uniform Commercial Code (the “UCC”) filing made by Agent in connection herewith;

(k)    a material adverse change shall occur in the business, operations or condition (financial or otherwise) of a Dealer (including, if a Dealer is a partnership or limited liability company, any partner or member of a Dealer) or any Guarantor or with respect to the Collateral;

(l)    a Dealer or any Guarantor fails (i) to pay when due any debt (other than a Deferred TRA Obligation), including, for the avoidance of doubt, any Swap Obligations, individually or in an aggregate committed or outstanding principal amount in excess of $1,000,000, or (ii) to perform any other obligation owed to any third party, which involves an amount in excess of $1,000,000. For purposes of determining the amount of attributed debt from Swap Obligations, the “principal amount” of any Swap Obligations at any time shall be the Net Mark-to-Market Exposure of such Swap Obligations;

(m)    a Dealer or any Guarantor defaults under the terms of any other agreement with Agent, any Lender or Lender Affiliate, which default is not cured or waived within the applicable grace period, if any;

(n)    a Change in Control shall occur;

(o)    a Dealer defaults under the terms of any Program Terms Letter;

(p)    a Dealer or Guarantor defaults under the terms of the Credit Facility Agreement or a default or event of default (or similar event) shall occur under the Credit Facility Agreement;

(q)    a Dealer or Guarantor or Credit Facility Agent defaults under the Intercreditor Agreement or any material provision thereof terminates or ceases to be effective;

(r)    any ERISA Event occurs with respect to a pension plan or multi-employer plan which has resulted or could reasonably be expected to result in liability of any Dealer under Title IV of ERISA or other applicable law to any pension plan, employee benefit plan or multi-employer plan, the Pension Benefit Guaranty Corporation or any other Person in an aggregate amount equal to or in excess of $5,000,000 in any calendar year, or any Dealer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or other applicable law under a multi-employer plan in an aggregate amount equal to or in excess of
$5,000,000;

(s)    any material provision of any Loan Document, at any time after its execution and delivery, for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any party hereto or any Guarantor contests in any manner the validity or enforceability of any provision of any Loan Document;

(t)    any final judgment is entered against any of Dealers for the payment of $1,000,000 or more in excess of insurance, and such judgment shall remain unstayed or unpaid for more than sixty (60) days; ~~or~~

(u)    Without obtaining Agent’s prior written consent, any Dealer or Guarantor shall make any voluntary prepayment with respect to any Indebtedness or other obligation (x) the principal amount of which exceeds $1,000,000, including, without limitation, the Indebtedness under the Credit Facility Agreement; or (y) when (A) PubCo and its Subsidiaries on a consolidated basis, either before or after (or both) giving effect to such voluntary prepayment, are not in pro forma compliance with the covenants set forth in Section 7(e) hereof or (B) any other Default or Event of Default shall exist immediately prior to or after giving effect to such voluntary prepayment; provided, however, that nothing contained in this Section 13(u) shall prohibit any Dealer or Guarantor from prepaying any principal amounts under the Revolving Loan (as defined in the Credit Facility Agreement) so long as any such principal repaid shall be immediately available to reborrow as of the time such prepayment is made.; or

(v)    After the Third Amendment Effective Date but before [*], Dealers [*] under the Credit Facility Agreement [*].

14.    Rights and Remedies upon Default.

(a)    Upon the occurrence of a Default, Agent, acting on behalf of Lenders pursuant to Section 21(a)(ii), shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. Agent may terminate any obligations it or any Lender has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Each Dealer waives notice of intent to accelerate, and of acceleration of any Obligations. Agent may enter any premises of any one or more of the Dealers, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If Agent requests each Dealer shall cease disposition of and shall assemble the Collateral and make it available to Agent, at Dealers’ expense, at a convenient place or places designated by Agent. Agent may take possession of the Collateral or any part thereof on any one or more of Dealer’s premises and cause it to remain there at Dealers’ expense, pending sale or other disposition. Each Dealer agrees that the sale of inventory by Agent to a person who is liable to Agent under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and each Dealer waives any provision of such laws to that effect. Each Dealer agrees that the repurchase of inventory by a Vendor pursuant to a repurchase agreement with Agent shall be a commercially reasonable method of disposition. Dealers shall be jointly and severally liable to Agent for any deficiency resulting from Agent's disposition of any Collateral, including without limitation a repurchase by a Vendor, regardless of any subsequent disposition thereof. No Dealer is a beneficiary of, and has no right to require Agent to enforce, any repurchase agreement. If a Dealer fails to perform any of its obligations under this Agreement, Agent may perform the same in any form or manner Agent in its discretion deems necessary or desirable, and all monies paid by Agent in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of Agent's rights and remedies shall be cumulative. At Agent's request, or without request in the event of an Automatic Default, each Dealer shall pay all Vendor Credits to Agent as soon as the same are received for application to the Obligations. Each Dealer authorizes Agent to collect such amounts directly from Vendors and, upon request of Agent, shall instruct Vendors to pay Agent directly. Each Dealer irrevocably waives any requirement that Agent retain possession and not dispose of any Collateral until after trial or final judgment or appeal thereof. Agent’s election to extend or not make a Loan to a Dealer is solely at Agent’s discretion and does not depend on the absence or existence of a Default. If a Default is in effect, and without regard to whether Agent has accelerated any Obligations, Agent may, without notice, apply the Default Rate. Upon any Automatic Default, the principal balance of the Loan, all accrued and unpaid interest thereon, and any and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Dealers.

(b)    All Collections received by Agent after acceleration, a Default (including, without limitation, an Automatic Default) or demand for payment of all of the Obligations, in connection with any workout of the Obligations including any forbearance arrangement, or after the initiation by or against any Dealer of a bankruptcy or other insolvency proceeding or other proceedings for collection of the Obligations, whether received pursuant to such demand or as a result of legal proceedings against any Dealer or through payment by or action against any other Person in any way liable for the Obligations, shall be applied, so far as the same will reach, in the following order:

(i)    First, to the costs ~~and~~, expenses, and indemnitees, including attorneys’ fees, incurred solely by Agent or owed to Agent in effecting such recovery, in enforcing any right or remedy under the Loan Documents, or in any way related to the Loans, the Outstandings, the Loan Documents, this Agreement, Open Approvals, Open Overtrade Approvals or Collections;

(ii)    Second, to Charges, including accrued interest, with respect to Outstandings other than Overtrade Outstandings, ratably in accordance with each Lender’s respective Ratable Share of such interest being calculated at the interest rates set forth in Section 2(b)(iii) hereof; ~~and~~

(iii)    Third, with respect to the principal amount of Outstandings other than Overtrade Outstandings, to unpaid principal of the Loan from Collections other than Collections related to the Overtrade Outstandings Collateral, ratably in accordance with each Lender’s Ratable Share, subject to such Lender’s obligation to fund Loans made by Agent based upon financed Invoices related to Open Approvals.;

(iv)    Fourth, to Charges, including accrued interest, with respect to Overtrade Outstandings, ratably in accordance with each Overtrade Lender’s Overtrade Ratable Share of such interest being calculated at the interest rates set forth in Section 2(b)(iii);

(v)    Fifth, with respect to the principal amount of Overtrade Outstandings, if any, to unpaid principal of the Loan representing Overtrade Outstandings from Collections in connection with Overtrade Outstandings Collateral, ratably in accordance with each Overtrade Lender’s Overtrade Ratable Share, subject to such Overtrade Lender’s obligation to fund Loans made by Agent based on financed Invoices related to Open Overtrade Approvals;

(vi)    Sixth, solely to the extent not previously paid pursuant to clause (iii), above, to any Obligations owed with respect to Outstandings other than Overtrade Outstandings, ratably in accordance with each Lender’s Ratable Share;

(vii)    Seventh, solely to the extent not previously paid pursuant to clause (iii), above, to any Obligations owed with respect to Overtrade Outstandings, ratably in accordance with each Overtrade Lender’s Overtrade Ratable Share; and

(viii)    Eighth, to all other Obligations owed to the Lenders not otherwise paid pursuant to the foregoing clauses, ratably in accordance with each Lender’s Ratable Share.

15.    Power of Attorney. Each Dealer authorizes Agent to: (a) file financing statements and amendments thereto describing Agent as “Secured Party,” such Dealer as “Debtor” and indicating the Collateral (including, without limitation, the indication of the Collateral as “all assets”); (b) authenticate, execute or endorse on behalf of such Dealer any instruments, chattel paper, certificates of title, manufacturer statements of origin, builder’s certificate, or other notices or records comprising or related to Collateral or evidencing financing under the Agreement or evidencing or maintaining the perfection of the security interest granted hereby, as attorney-in-fact for such Dealer; and (c) supply any omitted information and correct errors in any documents between Agent, such Dealer, and, if applicable Lenders. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

16.    Collection and Other Costs.

(a)    Dealers shall pay to Agent, for the benefit of Agent and the other Lenders, on demand all expenses, costs and out-of-pocket expenses of every kind (including reasonable attorneys’ fees and legal expenses) incurred by Agent or any Lender in connection with (i) the preparation, negotiation, execution, delivery and administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby or any amendments, modifications, supplements or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral (including expenses in connection with establishing, perfecting, maintaining perfection of, protecting, and enforcing its Lien on the Collateral); (iii) collecting any Obligations; (iv) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Dealer, any Guarantor or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Dealers’ affairs (including, without limitation, expenses in connection with filing a proof of claim or motion for stay of relief under any receivership, assignment for benefit of creditors, bankruptcy or other insolvency laws or monitoring any such proceeding to the full extent permitted under such laws); or (v) any attempt to enforce any rights of Agent and Lenders against Dealers (or any of them), any Guarantor or any other Person which may be obligated to Agent and Lenders by virtue of this Agreement or any of the other Loan Documents. All fees, expenses, costs and other amounts described in this Section 16(a) shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

(b)    Each Dealer agrees to indemnify Agent, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Dealers of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of: (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to the transactions set forth herein or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by PubCo or any of its Subsidiaries, including, without limitation, any Dealer, or Affiliates or creditors or any other Person.

(c)    Notwithstanding anything in Section 16(b), above, to the contrary, no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) a material breach of the obligations of such Indemnitee under the Loan Documents, or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Agent or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agents, senior managing agent or documentation agents or any other similar role under this Agreement (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under Section 16(b), or (B) claims arising out of any act or omission on the part of PubCo or any of its Subsidiaries.

17.    Information.

(a)    To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When any Dealer opens an account, Agent will ask for the name(s), address(es), date(s) of birth, and other information that will allow Agent to identify each Dealer, and its owner(s) and Guarantor(s) as applicable. Agent may also ask to see driver’s licenses or other identifying documents related to each Dealer, and its owner(s) and Guarantors as applicable. Failure to comply with such requests will constitute a Default under the Agreement.

(b)    Each Dealer irrevocably authorizes Agent to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to such Dealer (including, to the extent permitted by law, any holders of such Dealer’s Capital Securities). Agent and each Lender may provide to any Lender Affiliate, prospective lenders, federal and state bank examiners, and other regulatory officials and organizations any financial, credit or other information regarding each Dealer (including, to the extent permitted by law, any holders of such Dealer’s Capital Securities) that Agent or such Lender may at any time possess, whether such information was supplied by any

Dealer or otherwise obtained by such Agent or Lender. Further, each Dealer irrevocably authorizes and instructs any third parties (including without limitation, any Vendors or customers of Dealers) to provide to Agent any credit, financial or other information regarding a Dealer that such third parties may at any time possess.

18.    Amendments and Waivers.

(a)    ~~No~~Except as otherwise provided here, no amendment or waiver of any provision of this Agreement or any Transaction Statement or Program Terms Letter, and no consent with respect to any departure by any Dealer therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of Required Lenders), and the Dealers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of Required Lenders) and the Dealers, do any of the following:

(i)    increase or extend the Allocation (which shall include, for the avoidance of doubt, the extension of the ~~termination date set forth in Section 19~~Termination Date as to any Lender’s Allocation) of any Lender to make a Loan or otherwise finance any Collateral;

(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to any one or more Lenders hereunder or under any Transaction Statement;

(iii)    reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein or in any Transaction Statement, or of any fees or other amounts payable hereunder or under any Transaction Statement;

(iv)    change the definition of Required Lenders;

(v)    amend any provision providing for consent or other action by all Lenders;

(vi)    discharge any Dealer from its respective payment Obligations, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement;

(vii)    change the Ratable Share of any Lender; ~~or~~

(viii)    (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, (B) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, or (C) modify Section 2(b) with respect to the pro rata sharing, pro rata treatment or any other provision thereof in a manner that would have the effect of altering the ratable reduction of Allocations or the pro rata sharing of payments otherwise required hereunder.; or

(ix)    waive any Default which occurs under Section 13(v) hereof, it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) (vi), (vii), and (viii). Notwithstanding the foregoing, any amendment or waiver of any provision of this Agreement that applies to or affects any aspect of the “Overtrade” concept (including any component definitions thereof) shall be effected only with the prior written consent of all Overtrade Lenders; provided, however, that Overtrade Lenders may not amend any provision with respect to the “Overtrade” concept without Required Lenders other than the Maximum Overtrade Amount, the Overtrade Allocations, the Overtrade Ratable Shares, and the Overtrade

Lenders; provided further that no Lender shall be added or removed as an Overtrade Lender without the consent of that Lender.

(b)    No amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any Transaction Statement.

(c)    No amendment of the Dealer Rate or Performance Rebate set forth in any applicable Program Terms Letter shall be effective unless in writing signed by Agent and consented to by Required Lenders.

(d)    Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Ratable Share or Allocation included in the determination of “Required Lenders”, pursuant to this Section 18) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 18(a) solely with respect to an increase in such Non-Funding Lender’s Allocation, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders, a reduction in the interest rates applicable to the Loans funded by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Allocation of any Non-Funding Lenders shall be excluded from the Aggregate Allocations.

(e)    Notwithstanding the foregoing, Agent, with the consent of the Dealers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Furthermore, notwithstanding anything to the contrary herein, with the consent of Agent at the request of the Dealers (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by Agent).

(f)    Notwithstanding the foregoing, Agent (without the need to obtain any consent of any Lender or any Dealer) may amend this Agreement and Schedule 3 hereto, any Transaction Statement or Program Terms Letter to join additional Dealers created or acquired in connection with a Permitted Acquisition, or remove Dealers party to a merger or consolidation permitted by Section 7 hereof.

19.    Termination. Unless sooner terminated as provided in this Agreement or by at least thirty (30) days prior written notice from any Dealer to Agent or from Agent to Dealers, this Agreement shall terminate on March 1, ~~2026~~2027 (the “Termination Date”); provided, however, that Agent, acting by itself or at the request of Required Lenders (provided such request from Required Lenders shall not require Agent to act), may terminate the Agreement immediately by notice to any Dealer if any Dealer objects to any terms of any Transaction Statement, billing statement or written notice advising of Fees and Terms. Upon termination of the Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Dealers shall remain fully and jointly and severally liable to each Lender for all Obligations owed to such Lender arising prior to or after termination, and Agent’s and each Lender’s rights and remedies and security interest, if any, shall continue until all Obligations to Agent and such Lender are paid and all obligations of Dealers are performed in full. Except as specifically set forth in this Agreement, no provision of the Agreement shall be construed to obligate Agent or any Lender to make any advances. All waivers and indemnifications in ~~Agent~~Agent’s and each Lender’s favor set forth in this Agreement will survive any termination of this Agreement.

20.    Assignments and Participations; Binding Effect.

(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by the Dealers, Agent and the Lenders and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of Dealers, Agent and each Lender and, in each case, their respective successors and permitted assigns. Except as expressly provided herein, no Dealer shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Allocation and its rights and obligations with respect to any Loan pursuant to any Loan Document) to (i) any existing Lender, (ii) any Affiliate of any existing Lender or (iii) any other Person (other than MarineMax, Inc. or any of its Affiliates; provided, neither Agent nor CDF shall have responsibility to determine whether a Person is an Affiliate of MarineMax, Inc., nor any liability for any assignment made to such Person) approved in writing by Agent (such approval not to be unreasonably withheld or delayed); provided, however, that (A) for each Loan pursuant to this Agreement or any Loan Document, the aggregate outstanding principal amount (determined as of the effective date of the applicable assignment) of the Allocation subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate of any existing Lender, is of the assignor’s (together with its Affiliates) entire interest in such facility or is made with the prior consent of Agent, (B) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (C) interest accrued prior to and through the date of any such Sale may not be assigned.

(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Loan Document subject to such Sale, any tax forms required by the assignee to be delivered and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate of such assignor Lender, and concurrently to one or more Affiliates of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 20(b)(iii), upon Agent (and Dealers, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause the information contained in such Assignment to be recorded in a record of ownership kept by Agent.

(d)    Effectiveness. Subject to the recording of an Assignment by Agent in a record of ownership, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under this Agreement and the applicable Transactions Statement have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for the payment in full of the Obligations) and be released from its obligations under this Agreement and the Transaction Statements, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)    Participants and SPVs. In addition to the other rights provided in this Section 20, each Lender may, without notice to or consent from Agent or the Dealers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement or any Loan Document; provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Lenders towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in Agent’s record of ownership, and in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in Section 18(a)(ii) and (iii) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 18(a)(v).

21.    Agent

(a)    Appointment and Duties.

(i)    Each Lender hereby appoints CDF as Agent (together with any successor Agent pursuant to Section 21(i)) as Agent hereunder and authorizes Agent to (A) execute and deliver this Agreement and ~~the~~ any other Loan Documents and accept delivery thereof on its behalf from any Dealer, (B) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (C) exercise such powers as are incidental thereto.

(ii)    Without limiting the generality of clause (i) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (A) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with any Loan Documents (including in bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with this Agreement or any other Loan Document is hereby authorized to make such payment to Agent, (B) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (C) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (D) manage, supervise and otherwise deal with the Collateral, (E) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by this Agreement or the other Loan Documents, (F) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise and (G) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent, the Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Dealer with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(iii)    Under this Agreement and the other Loan Documents, Agent (A) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (B) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (C) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (A) through (C) above.

(b)    Binding Effect. Each Lender, by accepting the benefits of this Agreement and the other Loan Documents, agrees that (i) any action taken by Agent in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Lenders and (iii) the exercise by Agent or of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)    Use of Discretion.

(i)    Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law.

(ii)    Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Dealer or Dealer Affiliate that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(iii)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Lenders or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (A) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (B) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Dealer under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then the Lenders shall have the rights otherwise ascribed to Agent under Section 14.

(d)    Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Section 21 to the extent provided by Agent.

(e)    Reliance and Liability.

(i)    Agent may, without incurring any liability hereunder, (A) consult with any of its Related Persons (including advisors to, and accountants and experts engaged by, any Dealer) and (B) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(ii)    None of Agent and its Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Dealer hereby waive and shall not assert (and each Dealer shall cause each other Dealer to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(A)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(B)    shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(C)    makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Dealer or any Related Person of any Dealer in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Dealer, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;

(D)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Dealer or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Dealer, any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

For each of the items set forth in clauses (A) through (D) above, each Lender and each Dealer hereby waives and agrees not to assert (and each Dealer shall cause each other Dealer to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(iii)    Each Lender (A) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Lenders and (B) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender further acknowledges that any Agent Report (1) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (2) was prepared by Agent or its Related Persons based upon information provided by the Lenders solely for Agent’s own internal use, and (3) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Lenders. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (w) any existing or proposed financing, (x) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (y) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (z) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(iv)    Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Agent Report or any discussion of its contents.

(f)    Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Dealer or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the term “Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender.

(g)    Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Dealer and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Dealer or any Affiliate of any Dealer that may come in to the possession of Agent or any of its Related Persons.

(h) Expenses; Indemnities; Withholding.

(i)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Dealer) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other expenses paid in the name of, or on behalf of, any Dealer) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(ii)    Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Dealer), severally and ratably, from and against Liabilities (including, to the extent not indemnified by Dealer pursuant to this Agreement or any other Loan Document, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(iii)    To the extent required by any applicable Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other governmental authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender pursuant to this Agreement or any other Loan Document.

(i)    Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (B) below, release or subordinate) any Lien held by Agent for the benefit of the Lenders against (A) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Dealer in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (B) any property subject to a Lien permitted as a “purchase money security interest” hereunder or under any other Loan Document, and (C) all of the Collateral and all Dealers, upon (1) termination of this Agreement, (2) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (3) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Agent and each Lender that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (4) to the extent requested by Agent, receipt by Agent and the Lenders of liability releases from the Dealers each in form and substance acceptable to Agent.

(j)    Swap Obligations. No Lender or any Affiliate of a Lender that holds any Swap Obligation shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

Notwithstanding any other provision of this Agreement to the contrary, no Swap Obligation of any Dealer or Guarantor shall be part of the Obligations or have the benefit of any Collateral security under the Loan Documents and the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Swap Obligations.

22.    Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under the Agreement or under the UCC shall be in writing served either personally, by overnight courier, or by U.S. mail, addressed, as applicable, to (a) Dealers at their chief executive office at 6275 Lanier Islands Parkway, Buford, Georgia 30518, to the attention of Austin Singleton, or to any office to which Agent sends billing statements, (b) to Agent at 10 S. Wacker Drive, 17th Floor, Chicago, Illinois 60606, to the attention of its Credit Department, (c) to any Lender at the address such Lender shall designate in the Loan Documents, or (d) at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or three (3) calendar days after deposit in the U.S. mail, except that any notice of change of address shall not be effective until actually received.

23.    Severability. Except as set forth in Sections 27(e) and 27(k) of this Agreement, if any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

24.    Miscellaneous. Time is of the essence regarding Dealers’ performance of its obligations to Agent and Lenders. If Agent is the sole Lender, Agent may accept this Agreement by issuance of an approval to a Vendor for the purchase of inventory by Dealer or by making an advance hereunder. Each Dealer’s liability to Agent and Lenders is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Subject to the consent of each Lender, Agent may refrain from or postpone enforcement of this Agreement or any other agreements between Agent and a Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by Agent of a Default shall only be effective if approved by Lenders pursuant to Section 18(a), and transmitted to a Dealer in a writing signed by Agent. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If a Dealer fails to pay any taxes, fees or other obligations which may impair Agent's or any Lender’s interest in the Collateral, or fails to keep any Collateral insured, Agent, on behalf of itself and the other Lenders, may, but shall not be required to, pay such amounts. Such paid amounts, other than amounts with regard to insuring the Collateral, will be: (a) additional Obligations which Dealers owe under this Agreement, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any section. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. This Agreement may be validly executed in one or more multiple counterpart signature pages. Notwithstanding anything herein to the contrary, Agent and Lenders may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any Transaction Statement, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind Agent or Lenders unless in a writing signed by Agent and each Lender (or by Agent with the consent of each Lender) and transmitted to Dealer. Among other symbols, Agent hereby adopts “Wells Fargo Commercial Distribution Finance, LLC,” “Wells Fargo Commercial Distribution Finance,” “WFCDF,” “CDF” or “ Agent” as evidence of its intent to authenticate a record in its capacity as Agent.

25.    List of Dealers. The persons listed on Schedule 3 hereto, and such other Acquisition Subsidiaries as may be joined from time to time to the IFA as Dealers pursuant to the terms of Section 7(b)(xv), are parties to this Agreement as Dealers.

26.    Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party's remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that Agent may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Collateral.

27.    BINDING ARBITRATION.

THIS SECTION CONTAINS A BINDING ARBITRATION CLAUSE THAT MAY AFFECT HOW YOU RESOLVE DISPUTES.

(a)    Arbitrable Claims. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) shall govern all arbitration(s) and confirmation proceedings hereunder. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (i) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (ii) any previous or subsequent agreement between Agent and any one or more Lenders and/or any one or more Dealers; (iii) any act committed by Agent or by any parent company, subsidiary or affiliated company of Agent (the “Agent Companies”), or by any employee, agent, officer or director of an Agent Company, whether or not arising within the scope and course of employment or other contractual representation of the Agent Companies, provided that such act arises under a relationship, transaction or dealing between Agent and any one or more Lenders and/or any one or more Dealers; and/or (iv) any other relationship, transaction or dealing between or among Agent and any one or more Lenders and/or and any one or more Dealers (collectively the “Disputes”), will be subject to and resolved by binding arbitration. The arbitrator(s) shall decide whether the parties have agreed to arbitrate, whether this binding arbitration section covers, the particular Dispute between the parties. Notwithstanding the foregoing, “Disputes” does not include any dispute or controversy about the validity or enforceability of this Binding Arbitration provision or any part thereof (including, without limitation, the Class Action Waiver set forth below and/or this sentence); all such disputes or controversies are for a court and not an arbitrator to decide. However, any dispute or controversy that concerns the validity or enforceability of the Agreement as a whole is for the arbitrator, not a court, to decide. For the avoidance of doubt, if there is any conflict or inconsistency between this Binding Arbitration provision and any other arbitration provision in any previous or subsequent agreement between Agent and any one or more Lenders and/or any one or more Dealers (other than a subsequently executed Inventory Financing Agreement), the parties agree this Binding Arbitration provision shall control and supersede any such other arbitration provision. Moreover, the parties agree that either party may pursue individual claims against the other that do not exceed $75,000 in the aggregate through litigation as set forth hereafter. Service of arbitration claims, arbitration pleadings and confirmation pleadings or motions shall be effective if made by U.S. mail or overnight delivery to the address for the party described herein. Any change of address for purposes of service must be served by written notification to the other party at the address listed in this Agreement. The parties also agree that service on a party’s registered agent in the state where the party is organized is proper and effective service on that party.

(b)    Body. All arbitration hereunder will be conducted with either: (i) The American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules; (ii) United States Arbitration & Mediation (“USA&M”) pursuant to its Consolidated Arbitration Rules; or (iii) JAMS pursuant to its Streamlined Arbitration Rules & Procedures (exclusive in each case of any rules regarding class action proceedings which are prohibited hereunder). The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all Disputes between the parties. The arbitration rules are currently found at www.adr.org for AAA, at www.usam-midwest.com for USA&M and at jamsadr.com for JAMS. AAA claims may be filed in any AAA office. Claims filed with USA&M shall be filed in its Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101. Claims filed with JAMS shall be filed in its Chicago office located at 71 S. Wacker Drive, Suite 3090, Chicago, Illinois 60606. If neither AAA, USA&M nor JAMS is willing or able to serve as the arbitration administrator, and the parties are unable to agree upon a substitute arbitrator, then the arbitrator will be selected by the court. All arbitrator(s) selected shall be attorneys with at least five (5) years’ experience in either secured transactions, bankruptcy or creditor’s rights. All arbitrations shall be conducted by one arbitrator except as specifically set forth below or unless all parties agree otherwise. For all individual claims exceeding $2,000,000, exclusive of interest, costs and attorney’s fees, a party may demand that the arbitration be conducted by a panel of three (3) arbitrators instead of one arbitrator; provided, that the requesting party shall pay all costs and arbitrator compensation associated with the additional two arbitrators. The parties shall select the arbitrator(s) using the procedures set forth in the arbitration rules of the applicable arbitral forum. The arbitrator(s) shall decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein shall control and supersede such rules. The arbitrator(s) shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(c)    Hearings. The parties desire to resolve any Disputes that may arise in the most efficient and cost-effective manner. With this desire in mind, each party hereby consents to a documentary hearing for all arbitration claims by submitting the Dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing if any party submits a written request for an oral hearing within forty (40) days after service of the claim and that party remits the appropriate deposit for their assessed share of the increased costs, fees and arbitrator compensation (as decided and billed by the administrator) that result from an oral hearing within ten (10) days of when those fees are due. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator(s) on documents and such party’s waiver of its request for an oral hearing. If a party shall demonstrate through affidavits, financial statements and tax returns produced to the arbitrator and other parties that it does not have the ability to pay the fees and arbitrator compensation, that party may request that the fees and arbitrator compensation be waived and assessed after a decision is rendered. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the designated arbitration association maintains a regional office that is closest to Dealer or in Chicago, Illinois.

(d)    Discovery. In an effort to reduce costs for all parties and except as otherwise provided, the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions shall not be permitted. Instead, the parties agree that in any arbitration proceeding commenced hereunder, they shall engage in a limited exchange of information and documents as follows: (i) no later than sixty (60) days after the filing and service of a claim for arbitration, the parties in contested cases shall exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses; (ii) upon request, a party shall provide a summary of the proposed testimony of any witness within fourteen (14) days of the request; (iii) in cases of extraordinary circumstances and for good cause shown, the arbitrator(s) may allow a party to make a limited request for production of documents; (iv) no later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing; (v) in the event a party designates any expert witness(es), the following will apply: (A) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (B) the opposing party will be permitted to depose the expert witness(es); (C) the opposing party will be permitted to designate rebuttal expert witness(es); and (D) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished; (vi) in cases where the amount of the individual Dispute or any individual counterclaim is in excess of $2,000,000, exclusive of interest, costs and attorney’s fees, the parties agree that the following additional discovery and motion practice shall be permitted: (A) up to three depositions per side with each lasting no more than seven hours; and (B) dispositive motions including, but not limited to, motions for summary judgment; the arbitrator shall be authorized to rule on any dispositive motion filed. The arbitrator shall have the power to resolve any Disputes with regard to the above limited exchange of information and documents.

(e)    EXEMPLARY OR PUNITIVE DAMAGES. THE PARTIES HERETO AGREE THAT BY ENTERING INTO THIS AGREEMENT, EACH PARTY WAIVES THEIR RIGHT TO SEEK EXEMPLARY OR PUNITIVE DAMAGES AND FURTHER AGREE THAT THE ARBITRATOR(S) SHALL NOT HAVE THE AUTHORITY TO AWARD EXEMPLARY OR PUNITIVE DAMAGES TO ANY PARTY. IF THIS SPECIFIC PROVISION IS FOUND TO BE INVALID OR UNENFORCEABLE, THEN THE ENTIRETY OF THIS BINDING ARBITRATION SECTION SHALL BE NULL AND VOID WITH RESPECT TO SUCH PROCEEDING, SUBJECT TO THE RIGHT TO APPEAL THE LIMITATION OR INVALIDATION OF THIS PROVISION.
(f)    Confidentiality/Confirmation of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction as set forth hereinbelow and pursuant to the FAA.

(g)    Prejudgment and Provisional Remedies. Notwithstanding the foregoing, any party may file, in a court of competent jurisdiction, an action for bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral or to preserve a party’s assets for any current or future debt owed by either party to the other. The purpose of such action or remedy is solely the protection of a party’s rights, to maintain the status quo pending the confirmation of any award arising in arbitration or for possession of Collateral and not for the award of money damages. Arbitration shall be the sole action and remedy for a party to recover money damages, except as otherwise provided herein. The filing of any such action or remedy shall not waive any party’s right to compel arbitration of any Dispute.

(h)    Attorneys’ Fees. The arbitrator(s) shall have the authority to award all attorney’s fees, interest charges and expenses as set forth in this Agreement, in accordance with applicable law, including, but not limited to, the following events: (i) any party brings any other action for judicial relief with respect to any Dispute, the arbitrator(s) shall have the authority to award all costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration; (ii) any party brings or appeals an action to vacate or modify an arbitration award, the arbitrator(s) shall have the authority to award all costs and expenses(including attorneys’ fees) incurred in defending such action; and/or (iii) any party sues the other party or institutes any arbitration claim or counterclaim against the other party, the arbitrator(s) shall have the authority to award all costs and expenses (including attorneys’ fees) incurred in the course of defending such action or proceeding.

(i)    Limitations. Any arbitration proceeding must be instituted: (i) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (ii) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute. Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur and will not resume until the date following the date either party is no longer subject to (A) bankruptcy, (B) receivership, (C) any proceeding regarding an assignment for the benefit of creditors, or (D) any legal proceeding, civil or criminal, that prohibits either party from foreclosing any interest it might have in the collateral of the other party.

(j)    Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

(k)    CLASS ACTION WAIVER. THE PARTIES HERETO AGREE THAT BY ENTERING INTO THIS AGREEMENT, EACH PARTY WAIVES ITS RIGHT TO PARTICIPATE IN A CLASS ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION AGAINST THE OTHER IN A COURT OR IN ARBITRATION. THE PARTIES FURTHER AGREE THAT EACH MAY BRING DISPUTES AGAINST EACH OTHER ONLY IN THEIR INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless both Dealers and Agent agree otherwise, arbitration claims may not be joined or consolidated in the arbitration proceeding. In no event shall the arbitrator have authority to preside over any form of representative or class proceeding or to issue any relief that applies to any person or entity other than Dealers and/or Agent individually. If this Class Action Waiver is found to be invalid or unenforceable in whole or in part, then the entirety of this Binding Arbitration section (except for this sentence) shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.

28.    Multiple Dealers; Joint and Several Liability.

(a)    All Loans and advances by Lenders to any Dealer and all other Obligations of any Dealer shall constitute one general obligation of all of the Dealers. Notwithstanding anything herein to the contrary, the Dealers shall be primarily and jointly and severally liable for all Obligations of any Dealer under this Agreement and any other Loan Document. Notwithstanding the foregoing, if and to the extent a Dealer is deemed to be a guarantor of another Dealer hereunder, such Dealer’s liability for any credit extended to or for the benefit of such other Dealer shall be deemed to be a guaranty of payment and performance, and not merely a guaranty of collection. To the fullest extent permitted by law, each Dealer hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations, and any requirement that Agent protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Dealer, any Guarantor, any other person or any Collateral. Each Dealer agrees that any rights of subrogation, indemnification, reimbursement or any similar rights it may have against any other Dealer with respect to its liability hereunder or otherwise, whether such rights arise under an express or implied contract or by operation of law, shall be subject, junior and subordinate in all respect to all Obligations of such Dealer under this Agreement and any other Loan Document and that the enforcement of such rights shall be stayed until such time as the Dealers shall have indefeasibly paid in full all of the Obligations and neither Agent nor any Lender shall be under any duty to make a Loan to or for the benefit of any Dealer. The liability of each Dealer shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other agreement between or among Agent, Dealers and, if applicable, Lenders (ii) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty or any release of any Guarantor or any other person liable in whole or in part for all or any of the Obligations, (iii) the disallowance or avoidance of all or any portion the claim(s) of Agent or any Lender for repayment of the Obligations of any Guarantor to Agent or any interest of Agent or any Lender in any security for such Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to, or discharge of, a Dealer or a Guarantor or any other surety.

(b)    Each Dealer (each, a “Principal”) hereby appoints each other Dealer (each, a “Dealer Representative”) as the Principal’s agent and attorney-in-fact (i) to take any action, (ii) to execute any document, instrument, agreement, or certificate (including, without limitation, borrowing base certificates and compliance certificates), (iii) to consent or agree to any amendment or other modification of this Agreement and/or any other agreements between or among any one or more of the Dealers, Agent, and/or Lenders and/or any waiver of or departure from any of the terms hereof or thereof, (iv) to perform any Obligation of the Principal, and (v) to give or receive any notice by or to any Dealer hereunder or thereunder; and in each case without regard to whether any such action is done in the name of an Dealer Representative or a Principal and, if done in the name of an Dealer Representative, without regard to whether such Dealer Representative’s capacity as agent or attorney-in-fact is so designated. Without limiting the generality of the foregoing, an Dealer Representative may request extensions of credit to or on behalf of any one or more of the Dealers and/or incur any other Obligations for the account of any one or more of the Dealers, and in any such event all of the Dealers shall be fully and jointly and severally bound by and liable for the actions of such Dealer Representative. ~~Lender~~Agent and Lenders shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by an Dealer Representative under this Agreement and/or any other agreements between or among any one or more of the Dealers and ~~Lender~~Agent or Lenders (including without limitation, any request by an Dealer Representative to make credit extensions to or on behalf of itself and/or any one or more other Dealers) until three (3) Business Days after ~~Lender~~Agent shall have received written notice from each Principal of the revocation of this agency and power of attorney, which revocation shall constitute a Default.

29.    Governing Law. All Disputes will be governed by, and construed in accordance with, the laws of Illinois without regard to the conflict of law rules, except to the extent inconsistent with the provisions of the FAA, which will control and govern all arbitration proceedings hereunder.

30.    WAIVER OF RIGHT TO JURY TRIAL. ANY PROCEEDING WITH RESPECT TO ANY DISPUTE THAT IS TRIED IN COURT, INCLUDING ANY DISPUTE TRIED IN COURT AS A RESULT OF ANY PORTION OF THE AGREEMENT TO ARBITRATE BEING FOUND TO BE UNENFORCEABLE, INVALID, OR WAIVED BY THE PARTIES, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. THE PARTIES HERETO WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

31.    JURISDICTION AND VENUE. Each party submits to, consents to, and accepts the following courts’ personal jurisdiction over the party and the selection of such courts as the exclusive forum for all litigation:
(a)    Confirming, Vacating, Modifying or Correcting Awards. All litigation regarding confirming, vacating, modifying or correcting an arbitration award shall be brought exclusively in (i) any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered, or (ii) in the United States District Court for the Northern District of Illinois, or (iii) in the Circuit Court of Cook County, Illinois.

(b)    Prejudgment and Provisional Remedies. All litigation regarding Prejudgment and Provisional remedies shall be brought exclusively in any court (i) where any Dealer is located, (ii) where the Collateral is located, (iii) the United States District Court for the Northern District of Illinois, or (iv) the Circuit Court of Cook County, Illinois.

(c)    All Other Disputes. Any other legal proceeding with respect to any Dispute that is not otherwise subject to arbitration, either because the agreement to arbitrate is found to be unenforceable, is found to be invalid, or is waived by the parties, shall be brought exclusively in the United States District Court for the Northern District of Illinois or the Circuit Court of Cook County, Illinois.

32.    Platform. Each Dealer and each Lender agrees that Agent may make materials or information provided by or on behalf of Dealers hereunder (collectively, “Dealer Materials”) available to the Lenders by posting the communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Dealer Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Dealer Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Dealers, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Dealer’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. Each Dealer further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Dealers or their securities) (each, a “Public Lender”). The Dealers shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Dealer Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Dealers or their securities for purposes of United States federal and state securities laws. All Dealer Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Dealer Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

33.    INTERCREDITOR AGREEMENT. The Liens granted to Agent on behalf of Lenders pursuant to this Agreement and any other Loan Document and the exercise of any right or remedy by Agent or Lenders hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to such Liens, the terms of the Intercreditor Agreement shall govern.

34.    RESTATEMENT. This Agreement is an amendment and restatement, but not a novation or refinancing, of the Existing IFA. This Agreement’s issuance shall not affect the priority of any liens granted in connection with the Existing IFA. Interest accrued under the Existing IFA prior to the date hereof remains accrued and unpaid under this Agreement and does not constitute any part of the principal amount of the indebtedness evidenced thereby. The loans created or existing under, pursuant to, as a result of, or arising out of, the Existing IFA shall continue in existence under this Agreement, which obligations each Dealer acknowledges, reaffirms, and confirms to Agent and Lenders.

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